Exhibit 99.3

PRO FORMA VALUATION REPORT
SECOND STEP CONVERSION
Kearny Financial Corp. ?Fairfield, New Jersey
PROPOSED HOLDING COMPANY FOR: Kearny Federal Savings Bank ? Fairfield, New Jersey
Dated as of August 8, 2014
RP RP Financial., LC. Advisory Planning Valuation
1100 North Glebe Road Suite 600
Arlington, Virginia 22201
703.528.1700
rpfinancial.com

August 8, 2014

Boards of Directors

Kearny MHC

Kearny Financial Corp.

Kearny Federal Savings Bank

120 Passaic Avenue

Fairfield, New Jersey 07004

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”) and the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion and Reorganization

On September 4, 2014, the respective Boards of Directors of Kearny MHC (the “MHC”) and Kearny Financial Corp. (“KRNY”) adopted the plan of conversion and reorganization (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, KRNY, which currently owns all of the issued and outstanding common stock of Kearny Federal Saving Bank (the “Bank”), will be succeed by a new Maryland corporation with the name of Kearny Financial Corp. (“Kearny Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Kearny Financial or the Company, unless otherwise identified as KRNY. As of June 30, 2014, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 77.24% of the common stock (the “MHC Shares”) of KRNY. The remaining 22.76% of KRNY’s common stock was owned by public stockholders.

It is our understanding that Kearny Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee savings and stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

August 8, 2014

received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated or firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of KRNY will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

In connection with the second-step conversion, the Company will contribute $5 million of Kearny Financial common stock and $5 million of cash to the Kearny Federal Savings Foundation (the “Foundation”).

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the fiscal years ended June 30, 2009 through June 30, 2014 and a review of various unaudited information and internal financial reports through June 30, 2014, and due diligence related discussions with the Company’s management; BDO USA, LLP., the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Company’s conversion counsel and Sandler O’Neill & Partners, L.P., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Kearny Financial operates and have assessed Kearny Financial’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Kearny Financial and the industry as a whole. We have analyzed the potential effects of the stock conversion on Kearny Financial’s operating characteristics and financial performance as they relate to the pro forma market value of Kearny Financial. We have analyzed the assets held by the MHC, which will be consolidated with Kearny Financial’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary

Boards of Directors

August 8, 2014

market area. We have compared Kearny Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Kearny Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by Kearny Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Kearny Financial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Kearny Financial. The valuation considers Kearny Financial only as a going concern and should not be considered as an indication of Kearny Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Kearny Financial and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Kearny Financial’s stock alone. It is our understanding that there are no current plans for selling control of Kearny Financial following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Kearny Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.01%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 22.76% to 22.75% and the MHC’s ownership interest was increased from 77.24% to 77.25%.

Valuation Conclusion

It is our opinion that, as of August 8, 2014, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; (2) exchange shares issued to existing public shareholders of KRNY; and (3) shares

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August 8, 2014

issued to the Foundation – was $943,503,710 at the midpoint, equal to 94,350,371 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $802,728,150 or 80,272,815 shares at the minimum and $1,084,279,270 or 108,427,927 shares at the maximum.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $725,000,000 equal to 72,500,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $616,250,000 or 61,625,000 shares at the minimum and $833,750,000 or 83,375,000 shares at the maximum.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and KRNY have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.3948 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.1855 at the minimum and 1.6040 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Kearny Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Kearny Financial as of June 30, 2014, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of KRNY and the exchange of the public shares for newly issued shares of Kearny Financial’s

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August 8, 2014

common stock as a full public company was determined independently by the Boards of Directors of the MHC and KRNY. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Kearny Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Kearny Financial’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

KEARNY FINANCIAL CORP.

KEARNY FEDERAL SAVINGS BANK

Fairfield, New Jersey

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.2
Strategic Overview		I.3
Balance Sheet Trends		I.7
Income and Expense Trends		I.11
Interest Rate Risk Management		I.14
Lending Activities and Strategy		I.16
Asset Quality		I.20
Funding Composition and Strategy		I.21
Subsidiaries		I.22
Legal Proceedings		I.23

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.2
Market Area Demographics		II.6
Local Economy		II.10
Unemployment Trends		II.13
Real Estate Trends		II.14
Market Area Deposit Characteristics and Competition		II.15

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.15
Summary		III.15

RP® Financial, LC.	TABLE OF CONTENTS
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TABLE OF CONTENTS

KEARNY FINANCIAL CORP.

KEARNY FEDERAL SAVINGS BANK

Fairfield, New Jersey

(continued)

	DESCRIPTION	PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

	Introduction	IV.1
	Appraisal Guidelines	IV.1
	RP Financial Approach to the Valuation	IV.1
	Valuation Analysis	IV.2
	1. Financial Condition	IV.3
	2. Profitability, Growth and Viability of Earnings	IV.4
	3. Asset Growth	IV.6
	4. Primary Market Area	IV.6
	5. Dividends	IV.8
	6. Liquidity of the Shares	IV.8
	7. Marketing of the Issue	IV.9
	A. The Public Market	IV.9
	B. The New Issue Market	IV.13
	C. The Acquisition Market	IV.14
	D. Trading in Kearny Financial’s Stock	IV.17
	8. Management	IV.17
	9. Effect of Government Regulation and Regulatory Reform	IV.18
	Summary of Adjustments	IV.18
	Valuation Approaches	IV.18
	1. Price-to-Earnings (“P/E”)	IV.20
	2. Price-to-Book (“P/B”)	IV.21
	3. Price-to-Assets (“P/A”)	IV.23
	Comparison to Recent Offerings	IV.23
	Valuation Conclusion	IV.24
	Establishment of the Exchange Ratio	IV.25

RP® Financial, LC.	LIST OF TABLES
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LIST OF TABLES

KEARNY FINANCIAL CORP.

KEARNY FEDERAL SAVINGS BANK

Fairfield, New Jersey

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.8
1.2	Historical Income Statements	I.12

2.1	Summary Demographic Data	II.8
2.2	Largest Employers in New Jersey	II.11
2.3	Primary Market Area Employment Sectors	II.12
2.4	Unemployment Trends	II.13
2.5	Residential Real Estate Trends	II.14
2.6	Deposit Summary	II.16
2.7	Market Area Deposit Competitors	II.17

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.16

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Comparatives	IV.16
4.4	Public Market Pricing	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Kearny Federal Savings Bank (the “Bank”), founded in 1884, is a federally-chartered stock savings bank headquartered in Fairfield, New Jersey that serves northern and central New Jersey and Brooklyn and Staten Island, New York. The Bank’s headquarters office and all of its 42 branch offices are located within the New York metropolitan area with 40 full service banking offices in the New Jersey Counties of Bergen, Monmouth, Hudson, Ocean, Morris, Essex, Middlesex, Union, and Passaic and 2 full service banking offices in the New York counties of Kings and Richmond. Within the Bank’s branch network, 13 branches currently operate under “Central Jersey Bank, a division of Kearny Federal Savings Bank” and two branches operate under “Atlas Bank, a division of Kearny Federal Savings Bank.” The Bank is subject to regulation and oversight by the Office of the Comptroller of the Currency (the “OCC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory limits by the Federal Deposit Insurance Corporation (the “FDIC”). Exhibit I-1 is a map of the Bank’s branch office locations.

Kearny Financial Corp. (“KRNY”) is the federally-chartered mid-tier holding company of the Bank and owns 100% of the outstanding common stock of the Bank. KRNY was organized on March 30, 2001 and has since been engaged primarily in the business of holding the common stock of the Bank. KRNY completed its initial public offering on February 23, 2005, pursuant to which it sold 21,821,250 shares or 30% of its outstanding common stock to the public and issued 50,916,250 shares or the remaining 70% of its common stock outstanding to Kearny MHC (the “MHC”), the federally-chartered mutual holding company parent of KRNY. Stock repurchase programs conducted by KRNY since the initial public offering have reduced the total number of shares outstanding, which has been partially offset by the 1,044,087 shares issued to the MHC by KRNY in connection with the recent merger with Atlas Bank, to total 67,267,865 of total shares outstanding as of June 30, 2014. The MHC and KRNY are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”). At June 30, 2014, KRNY had total consolidated assets of $3.5 billion, deposits of $2.5 billion and equity of $494.7 million or 14.09% of total assets. Excluding goodwill and core deposit intangibles of $109.4 million, KRNY’s tangible equity

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

equaled $385.3 million or 10.98% of total assets at June 30, 2014. KRNY’s audited financial statements for the most recent period are included by reference as Exhibit I-1.

Plan of Conversion and Reorganization

On September 4, 2014, the respective Boards of Directors of the MHC and KRNY adopted the plan of conversion and reorganization (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, KRNY, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a new Maryland corporation with the name of Kearny Financial Corp. (“Kearny Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Kearny Financial or the Company, unless otherwise identified as KRNY. As of June 30, 2014, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 77.24% of the common stock (the “MHC Shares”) of KRNY. The remaining 22.76% of KRNY’s common stock was owned by public shareholders.

Pursuant to the Plan of Conversion, it is our understanding that Kearny Financial will offer its stock representing the majority ownership interest held by the MHC in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee savings and stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the general public in a community offering and a syndicated or firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of KRNY will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

In connection with the second-step conversion, the Company will contribute $5 million of Kearny Financial common stock and $5 million of cash to the Kearny Federal Savings Foundation (the “Foundation”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Strategic Overview

Kearny Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of consumers and businesses throughout northern and central New Jersey and in Brooklyn and Staten Island, New York. Over the last several years, the Company has pursued a strategy of evolving the Company’s traditional thrift business model into that of a full service community bank through growing a diversified loan portfolio, increasing core deposits, building non-interest revenue sources and expansion and diversification of the bank franchise through acquisitions. Lending strategies have placed increased emphasis on the origination of higher yielding commercial loans, both mortgage and non-mortgage, while diminishing the emphasis on 1-4 family mortgage lending.

The composition and volume of loan originations and purchases during fiscal 2014 reflect current growth strategies, through which the Company has been building a commercial lending team to facilitate an increase in commercial loan production through originations, expanded relationships with loan participants and other external loan origination resources. Pursuant to targeting growth of commercial loans, the Company is also placing an emphasis on growing commercial deposit accounts through establishing full service banking relationships with its commercial borrowers.

Over the past five fiscal years, the Company has supplemented organic growth through the acquisition of two financial institutions:

•	On November 30, 2010, the Company completed the acquisition of Central Jersey Bancorp (“Central Jersey Bancorp”) and its wholly-owned subsidiary, Central Jersey Bank, NA, a $571.3 million commercial bank. Central Jersey Bank continues to operate as a division of the Bank through its 14 branch offices in Monmouth and Ocean Counties, New Jersey.

•	On June 30, 2014, the Company completed the acquisition of Atlas Bank, a federal mutual savings bank headquartered in Brooklyn, New York. In addition to its main office in Brooklyn, Atlas Bank maintains one branch in Staten Island, New York. As of June 30, 2014, Atlas Bank had assets with a fair value of $120.9 million and deposit balances with fair values totaling $86.1 million. For at least a year following the merger, Atlas Bank’s two branch offices will operate under the name “Atlas Bank, a division of Kearny Federal Savings Bank.”

In addition to current strategic growth initiatives, the Company has sought to strengthen its balance sheet and increase earnings through a series of balance sheet and wholesale growth transactions that were completed during fiscal 2013. The key features of the restructuring transactions included:

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

•	The Company sold available for sale agency mortgage-backed securities (“MBS”) totaling approximately $330.0 million with a weighted average book yield of 1.78% resulting in a one-time gain on sale totaling approximately $9.1 million;

•	A portion of the proceeds from the noted MBS sales were used to prepay $60.0 million of fixed-rate FHLB advances at a weighted average rate of 3.99% resulting in a one-time expense of $8.7 million largely attributable to the prepayment penalties paid to the FHLB to extinguish the debt; and

•	The Company reinvested the remaining proceeds from the noted MBS sales into a diversified mix of high-quality securities with an aggregate tax-effective yield modestly exceeding that of the MBS sold. Such securities primarily included:

•	Fixed-rate, bank-qualified municipal obligations;

•	Floating-rate corporate bonds issued by financial companies;

•	Floating-rate, asset-backed securities comprising education loans with 97% U.S. government guarantees;

•	Fixed-rate agency commercial MBS secured by multi-family mortgage loans; and

•	Fixed-rate agency collateralized mortgage obligations (“CMOs”).

•	The Company modified the terms of its remaining $145.0 million of “putable” FHLB advances with a weighted average cost of 3.68% and weighted average remaining maturity of approximately 4.5 years. Such advances were subject to the FHLB’s quarterly “put” option enabling it to demand repayment in full in the event of an increase in interest rates. The terms of the modified advances extended their “non-putable” period to five years with a final stated maturity of ten years while reducing their average interest rate by 0.64% to 3.04% at no immediate cost to the Company.

In connection with the restructuring transactions, the Company also implemented a wholesale growth strategy during the second half 2013. Pursuant to the wholesale growth strategy the Company added $300 million of borrowings to fund purchases of $300 million of investment securities. The Company estimates the initial pre-tax net interest rate spread on the wholesale growth strategy, net of hedging costs, to be approximately 1.00%. The key features of the wholesale growth transactions included:

•	Wholesale funding sources utilized in the strategy included 90-day FHLB borrowings and money-market deposits indexed to one-month LIBOR acquired through Promontory Interfinancial Network’s (“Promontory”) Insured Network Deposits (“IND”) program.

•	The Company utilized interest rate derivatives in the form of “plain vanilla” swaps and caps with aggregate notional amounts totaling $300.0 million to serve as cash flow hedges to manage the interest rate risk exposure of the floating rate funding sources noted above.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

•	The investment securities acquired with this funding primarily included:

•	Floating-rate corporate bonds issued by financial companies;

•	Floating-rate, asset-backed securities comprising education loans with 97% U.S. government guarantees;

•	Floating rate collateralized loan obligations (“CLOs”)

•	Fixed-rate agency residential and commercial MBS; and

•	Fixed-rate agency collateralized mortgage obligations (“CMOs”).

Historically, the Company’s lending and investment activities have facilitated maintenance of favorable credit quality measures. However, the Company’s lending markets were adversely impacted by the 2008 national recession and resulting fallout from the financial crisis that occurred with the implosion of the housing market, which led to some deterioration in the Company’s credit quality. Non-performing assets increased from $21.7 million or 0.93% of assets at fiscal yearend 2010 to a peak balance of $42.5 million or 1.46% of assets at fiscal yearend 2011. Since fiscal yearend 2011, the non-performing assets balance has trended lower and equaled $26.9 million or 0.77% of assets at June 30, 2014.

Investments serve as a supplement to the Company’s lending activities for purposes of facilitating management of interest rate risk and liquidity. Historically, the Company’s investment portfolio was highly concentrated in MBS, with the MBS portfolio primarily consisting of agency securities issued by government-sponsored enterprises (“GSEs”). To a lesser extent, the MBS portfolio includes securities issued by the Government National Mortgage Association (“GNMA”) and non-agency MBS. Pursuant to the 2013 balance sheet restructuring the Company reduced the concentration of MBS in the investment portfolio, although MBS continue to constitute the largest segment of the investment portfolio. Beyond MBS, Kearny Financial’s other investment holdings include investments in government agencies, municipal bonds, corporate bonds, asset-backed securities, collateralized loan obligations, and trust preferred securities. As of June 30, 2014, the investment securities portfolio totaled $1.357 billion or 38.67% of total assets, which represented a decline compared to historical levels as the Company’s strategic initiatives have been emphasizing loan growth so as to shift the mix of interest-earning assets towards a higher concentration of loans.

Deposits generated from consumers and businesses within the Company’s primary market area have consistently served as the primary funding source for the Company’s lending and investment activities. Transaction and savings account deposits comprise the largest portion of the Company’s deposit base, with the balance consisting of certificates of deposit (“CDs”). Kearny Financial utilizes borrowings as a supplemental funding source to facilitate

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

management of funding costs and interest rate risk, with FHLB advances accounting for the major portion of the Company’s borrowings. Other wholesale funding utilized by the Company also includes overnight borrowings in the form of depositor sweep accounts and brokered CDs.

Kearny Financial’s earnings base is largely dependent upon net interest income and operating expense levels. The Company has been experiencing net interest margin compression in recent years, as the prolonged low interest rate environment has resulted in a narrowing of the Company’s interest rate spread. Overall, the high concentration of interest-earning assets maintained in lower yielding investments has provided for relatively low levels of net interest income as a percent of average assets. Operating expenses have also been maintained at relatively low levels as percent of average assets, as the relatively low concentration of loans that comprise interest-earning assets and limited diversification into areas that generate non-interest income revenues has supported containment of the Company’s operating expenses.

A key component of the Company’s business plan is to complete a second-step conversion. The second-step conversion will increase the capital level to improve the overall competitive position of the Company in the local market area, enhance profitability and reduce interest rate risk. Kearny Financial’s higher capital position resulting from the infusion of stock proceeds will serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in Kearny Financial’s funding costs. The additional equity will also provide a larger capital base for planned future growth.

Additionally, the Company’s strengthened capital position will support continued expansion of the bank franchise in desired growth markets. Notably, the Company intends to explore increasing its branch presence in the Brooklyn and/or Staten Island markets that were recently entered into with the acquisition of Atlas Bank. As a fully-converted institution, the Company’s strengthened capital position and greater capacity to offer stock as consideration will facilitate additional opportunities to grow through acquisitions of other financial institutions or providers of other financial services. At this time, the Company has no specific plans for further expansion through acquisition.

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The projected use of stock proceeds is highlighted below.

•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into liquid funds held as a deposit at the Bank. Over time, Company funds are anticipated to be utilized for various corporate purposes, including payment of cash dividends, repurchases of common stock and possibly acquisitions.

•	The Bank. The balance of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer-term deployment that will emphasize funding loan growth.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Kearny Financial’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years. Asset growth trends have consistently trended upward since fiscal year end 2010, with total assets increasing from $2.3 billion at June 30, 2010 to $3.5 billion at June 30, 2014. Asset growth was most significant during fiscal years 2011 and 2014, which reflects the acquisition of Central Jersey Bancorp during fiscal 2011 and the acquisition of Atlas Bank during fiscal 2014. Overall, the Company’s assets increased at a 10.67% annual rate from June 30, 2010 through June 30, 2014. A summary of Kearny Financial’s key operating ratios for the past five fiscal years is presented in Exhibit I-3.

Similar to asset growth trends, the Company’s net loans receivable balance has trended higher from fiscal yearend 2010 through fiscal yearend 2014. Overall, net loans receivable increased at an annual rate of 14.52% from June 30, 2010 through June 30, 2014, which also provided for an increase in the loans-to-assets ratio from 42.96% at June 30, 2010 to 49.26% at June 30, 2104. Net loans receivable at June 30, 2014 totaled $1.7 billion, versus $1.0 billion at June 30, 2010. Loan growth was most significant during fiscal 2014, which was largely realized through increased originations of commercial real estate loans and also includes approximately $78.7 million of loans acquired in conjunction with the acquisition of the Atlas Bank on June 30, 2014.

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Table 1.1

Kearny Financial Corp.

Historical Balance Sheet Data

											06/30/10- 06/30/14 Annual. Growth Rate

	At June 30,
	2010		2011		2012		2013		2014
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$2,339,813	100.00%	$2,904,136	100.00%	$2,937,006	100.00%	$3,145,360	100.00%	$3,510,009	100.00%	10.67%
Cash and cash equivalents	181,422	7.75%	220,580	7.60%	155,584	5.30%	127,034	4.04%	135,034	3.85%	-7.12%
Loans receivable, net	1,005,152	42.96%	1,256,584	43.27%	1,274,119	43.38%	1,349,975	42.92%	1,729,084	49.26%	14.52%
Mortgage-backed securities (AFS)	703,455	30.06%	1,060,247	36.51%	1,230,104	41.88%	780,652	24.82%	437,223	12.46%	-11.21%
Investment securities (AFS)	29,497	1.26%	44,673	1.54%	12,602	0.43%	300,122	9.54%	407,898	11.62%	92.84%
Mortgage-backed securities (HTM)	1,700	0.07%	1,345	0.05%	1,090	0.04%	101,114	3.21%	295,658	8.42%	263.15%
Investment securities (HTM)	255,000	10.90%	106,467	3.67%	34,662	1.18%	210,015	6.68%	216,414	6.17%	-4.02%

Total Investments and MBS	989,652	42.30%	1,212,732	41.76%	1,278,458	43.53%	1,391,903	44.25%	1,357,193	38.67%	8.22%
FHLB stock	12,867	0.55%	13,560	0.47%	14,142	0.48%	15,666	0.50%	25,990	0.74%	19.22%
Bank-owned life insurance	19,833	0.85%	24,470	0.84%	48,615	1.66%	86,084	2.74%	88,820	2.53%	45.47%
Real estate owned	146	0.01%	7,497	0.26%	3,811	0.13%	2,061	0.07%	1,624	0.05%	82.62%
Goodwill/Other intangibles	82,263	3.52%	109,398	3.77%	109,243	3.72%	109,105	3.47%	109,381	3.12%	7.38%
Deposits	$1,623,562	69.39%	$2,149,353	74.01%	$2,171,797	73.95%	$2,370,508	75.37%	$2,479,941	70.65%	11.17%
FHLB advances and other borrowings	210,000	8.98%	247,642	8.53%	249,777	8.50%	287,695	9.15%	512,257	14.59%	24.97%
Stockholders’ equity	$485,926	20.77%	$487,874	16.80%	$491,617	16.74%	$467,707	14.87%	$494,676	14.09%	0.45%
Stockholders’ tangible equity	403,663	17.25%	378,476	13.03%	382,374	13.02%	358,602	11.40%	385,295	10.98%	-1.16%

Shares Outstanding/Ownership Percentages:
Public shares outstanding	17,428,027	25.50%	16,934,827	24.96%	16,019,790	23.93%	15,584,490	23.44%	15,307,528	22.76%
MHC shares outstanding (2)	50,916,250	74.50%	50,916,250	75.04%	50,916,250	76.07%	50,916,250	76.56%	51,960,337	77.24%

Total shares outstanding	68,344,277	100.00%	67,851,077	100.00%	66,936,040	100.00%	66,500,740	100.00%	67,267,865	100.00%

Loans/Deposits		61.91%		58.46%		58.67%		56.95%		69.72%
Number of offices	27		40		41		41		42

(1)	Ratios are as a percent of ending assets.
(2)	For June 30, 2014, reflects 1,044,087 shares issued to the MHC in connection with the merger with Atlas Bank.

Sources: Kearny Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

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From fiscal yearend 2010 through fiscal yearend 2014, the Company’s loan portfolio composition shifted towards higher concentrations of commercial real estate loans and commercial business loans and lower concentrations of 1-4 family loans, consumer loans and construction loans. Commercial real estate loans, including multi-family loans, currently constitute the largest concentration of the Company’s loan portfolio, with the portfolio increasing from $203.0 million or 20.04% of total loans at June 30, 2010 to $983.8 million or 56.44% of total loans at June 30, 2014. Comparatively, 1-4 family loans, which comprise the second largest concentration of the loan portfolio, declined from $663.9 million or 65.52% of total loans at June 30, 2010 to $580.6 million or 33.31% of total loans at June 30, 2014. Over the same time period, consumer loans decreased from $117.2 million or 11.57% of total loans to $104.0 million or 5.96% of total loans, commercial business loans increased from $14.4 million or 1.42% of total loans to $67.3 million or 3.86% of total loans and construction loans decreased from $14.7 million or 1.45 % of total loans to $7.3 million or 0.42% of total loans.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. Over the past five fiscal years, the Company’s investment securities portfolio ranged from a low $989.7 million or 42.30% of assets at June 30, 2010 to a high of $1.392 billion or 44.25% of assets at June 30, 2013. As of June 30, 2014, the Company held investment securities totaling $1.357 billion or 38.67% of assets, which consisted of $845.1 million of investment securities maintained as available-for-sale and $512.1 million of investment securities maintained as held-to-maturity. As of June 30, 2014, the available-for-sale investment securities portfolio consisted of MBS ($437.2 million), corporate bonds ($162.2 million), collateralized loan obligations ($119.6 million), asset-backed securities ($87.3 million), municipal bonds ($26.8 million), trust preferred securities ($7.8 million) and U.S. agency obligations ($4.2 million). As of June 30, 2014, the available-for-sale investment securities portfolio had a net unrealized gain of $1.1 million. As of June 30, 2014, the held-to-maturity investment securities portfolio consisted of MBS ($295.7 million), U.S. agency obligations ($144.3 million) and municipal bonds ($72.1 million). Exhibit I-4 provides historical detail of the Company’s investment portfolio. The Company also held $26.0 million of FHLB stock and cash and cash equivalents of $135.0 million at June 30, 2014, equal to 0.74% of assets and 3.85% of assets, respectively.

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The Company also maintains an investment in BOLI policies, which cover the lives of certain directors and officers of the Company. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2014, the cash surrender value of the Company’s BOLI equaled $88.8 million or 2.53% of assets.

Over the past five fiscal years, Kearny Financial’s funding needs have been addressed through a combination of deposits, borrowings, and internal cash flows. From June 30, 2010 through June 30, 2014, the Company’s deposits increased at an 11.17% annual rate. Deposit growth paralleled trends in asset growth, consistently increasing over the last five fiscal years. Overall, deposits increased from $1.624 billion or 69.39% of assets at June 30, 2010 to $2.480 billion or 70.65% of assets at June 30, 2014. Transaction and savings account deposits constitute the largest concentration of the Company’s deposits, pursuant to which the concentration of core deposits comprising total deposits has increased in recent years due to growth of core deposits and a decrease in CDs.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From June 30, 2010 through June 30, 2014, borrowings increased at an annual rate of 24.97%. Most of the increase in borrowings occurred during fiscal 2014 in connection with the implementation of the Company’s wholesale growth strategy. Overall, borrowings increased from $210.0 million or 8.98% of assets at June 30, 2010 to $512.3 million or 14.59% of assets at June 30, 2014. FHLB advances constitute the primary source of borrowings utilized by the Company.

The Company’s equity increased at a 0.45% annual rate from June 30, 2010 through June 30, 2014, as retention of earnings was largely offset by stock repurchases and payment of cash dividends prior to fiscal 2013. Significantly stronger asset growth relative to equity growth provided for a decline in the Company’s equity-to-assets from 20.77% at June 30, 2010 to 14.09% at June 30, 2014. Similarly, the Company’s tangible equity-to-assets ratio declined from 17.25% at June 30, 2010 to 10.98% at June 30, 2014. Goodwill and other intangibles totaled $109.4 million or 3.12% of assets at June 30, 2014, consisting of $108.6 million of goodwill and $790,000 of core deposit intangibles. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2014. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth

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opportunities. At the same time, the significant increase in Kearny Financial’s pro forma capital position will initially depress its ROE.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five fiscal years. The Company’s reported earnings over this time period ranged from a low of $5.1 million or 0.17% of average assets in fiscal 2012 to a high of $10.2 million or 0.31% of average assets in fiscal 2014. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been a stable yet modest source of earnings for the Company. Loan loss provisions have fluctuated over the past five fiscal years, but generally have not been a significant impact on earnings. Non-operating income and losses have generally had a limited impact on the Company’s earnings over the last five fiscal years.

From fiscal 2010 through fiscal 2014, the Company’s net interest income to average assets ratio ranged from a low of 2.24% during fiscal 2013 to a high of 2.58% during fiscal 2010. The downward trend in the Company’s net interest income ratio from fiscal 2010 through fiscal 2013 reflects interest rate spread compression that has resulted from a more significant decrease in the yield earned on interest-earnings assets relative to the cost of interest-bearing liabilities. As a result of the prolonged low interest rate environment, the decline in yield earned on less rate sensitive interest-earning assets has become more significant relative to the decline in rate paid on more rate sensitive liabilities, which had more significant downward repricing earlier in the prevailing interest rate environment. An increase in the concentration of interest-earning assets comprised of higher yielding loans relative to cash and investments helped to stabilize the Company’s interest rate spread during fiscal 2014. Overall, the Company’s interest rate spread increased from 2.45% during fiscal 2010 to 2.56% during fiscal 2011, which was followed by a downward trend to 2.32% during fiscal 2014. The Company’s net interest rate spreads and yields and costs for the past five fiscal years are set forth in Exhibit I-3 and Exhibit I-5.

Several factors may impact the Company’s future spreads and net interest income. First, the benefit of declining funding costs has been diminishing as the overall cost of funds equaled 0.85% for fiscal 2014, and the potential for further reductions in funding costs is viewed to be somewhat limited. At the same time, the increased emphasis on growing the loan portfolio

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Table 1.2

Kearny Financial Corp.

Historical Income Statements

	For the Year Ended June 30,
	2010		2011		2012		2013		2014
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$93,108	4.24%	$100,376	3.71%	$98,549	3.30%	$88,258	2.98%	$95,819	2.92%
Interest expense	(36,321)	-1.65%	(32,216)	-1.19%	(28,369)	-0.95%	(22,001)	-0.74%	(21,998)	-0.67%

Net interest income	$56,787	2.58%	$68,160	2.52%	$70,180	2.35%	$66,257	2.24%	$73,821	2.25%
Provision for loan losses	(2,616)	-0.12%	(4,628)	-0.17%	(5,750)	-0.19%	(4,464)	-0.15%	(3,381)	-0.10%

Net interest income after provisions	$54,171	2.47%	$63,532	2.35%	$64,430	2.16%	$61,793	2.09%	$70,440	2.15%
Non-interest operating income	$2,413	0.11%	$3,640	0.13%	$4,767	0.16%	$6,179	0.21%	$6,967	0.21%
Gain(Loss) on sale of loans	0	0.00%	539	0.02%	661	0.02%	557	0.02%	80	0.00%
Operating expense	(44,727)	-2.04%	(52,768)	-1.95%	(58,721)	-1.97%	(60,737)	-2.05%	(63,767)	-1.94%

Net operating income	$11,857	0.54%	$14,943	0.55%	$11,137	0.37%	$7,792	0.26%	$13,641	0.42%

Non-Operating Income/(Loss)
Gain(Loss) on sale of securities	$509	0.02%	$749	0.03%	$47	0.00%	$10,427	0.35%	$1,517	0.05%
OTTI charge on securities available for sale	(206)	-0.01%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Gain/(Loss) on sale of real estate owned	(12)	0.00%	(81)	0.00%	(3,330)	-0.11%	(775)	-0.03%	(441)	-0.01%
Merger-related expenses	(373)	-0.02%	(3,474)	-0.13%	0	0.00%	0	0.00%	(391)	-0.01%
Debt extinguishment expense	0	0.00%	0	0.00%	0	0.00%	(8,688)	-0.29%	0	0.00%

Net non-operating income(loss)	($82)	0.00%	($2,806)	-0.10%	($3,283)	-0.11%	$964	0.03%	$685	0.02%
Net income before tax	$11,775	0.54%	$12,137	0.45%	$7,854	0.26%	$8,756	0.30%	$14,405	0.44%
Income tax provision	(4,963)	-0.23%	(4,286)	-0.16%	(2,776)	-0.09%	(2,250)	-0.08%	(4,217)	-0.13%

Net income (loss)	$6,812	0.31%	$7,851	0.29%	$5,078	0.17%	$6,506	0.22%	$10,188	0.31%

Adjusted Earnings
Net income	$6,812	0.31%	$7,851	0.29%	$5,078	0.17%	$6,506	0.22%	$10,188	0.31%
Add(Deduct): Non-operating income/expense	82	0.00%	2,806	0.10%	3,283	0.11%	(964)	-0.03%	(685)	-0.02%
Tax effect (2)	(29)	0.00%	(982)	-0.04%	(1,149)	-0.04%	337	0.01%	240	0.01%

Adjusted earnings	$6,865	0.31%	$9,675	0.36%	$7,212	0.24%	$5,879	0.20%	$9,743	0.30%
Expense coverage ratio (3)	1.26x		1.29x		1.19x		1.09x		1.16x
Efficiency ratio (4)	75.84%		73.58%		78.49%		83.67%		78.86%
Effective tax rate	42.15%		35.31%		35.35%		25.70%		29.27%
Return on average equity	1.42%		1.63%		1.04%		1.33%		2.17%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 35.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Kearny Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

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and, in particular growth of commercial real estate and commercial business loans, will facilitate an increase in yield earned on interest-earning assets. Lastly, the completion of the second- step conversion will have a dual benefit of providing the Company with additional interest-free funds to reinvest, while over the longer term, the Company has indicated the intent to use the additional equity to support balance sheet growth, including expansion of interest-earning assets at a positive spread.

Non-interest operating income has been a fairly stable contributor to the Company’s earnings, averaging a modest 0.16% of average assets over the five year period covered in Table 1.2. For fiscal 2014, non-interest operating income amounted to $7.0 million or 0.21% of average assets. Fees and service charges, income from BOLI and electronic banking fees and charges constitute the major components of the Company’s non-interest operating revenues.

Operating expenses represent the other major component of the Company’s earnings, which have been maintained at approximately 2.00% of average assets over the past five fiscal years. For fiscal 2014, operating expenses were $63.8 million or 1.94% of average assets. The general upward trend in operating expenses since fiscal 2010 was due to such factors as normal cost increases, adding staff, equipment and systems in support of the Company’s growth strategies and the acquisitions of Central Jersey Bancorp and Atlas Bank that were completed in fiscal years 2011 and 2014, respectively. Notwithstanding the upward trend in the Company’s operating expenses, the Company has effectively maintained a low operating expense ratio throughout the period shown in Table 1.2. Notably, the Company maintains a high ratio of assets per employee, which is supported by the relatively low staffing requirements associated with the Company’s relatively high concentration of interest-earning assets maintained in investments, mortgage-based lending strategy that has emphasized growth of higher balance commercial real estate loans and limited diversification into other products and services that would provide additional sources of non-interest operating income. As of June 30, 2014, the Company’s ratio of assets per full time equivalent employee equaled $7.9 million, versus $5.7 million for all publicly-traded thrifts.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 2010 reflect a slight decline in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). Kearny Financial’s expense coverage ratio equaled 1.26 times during fiscal 2010, versus a ratio of 1.16 times during fiscal 2014. Similarly, Kearny Financial’s efficiency ratio (operating expenses as a

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percent of the sum of net interest income and other operating income) of 75.84% during fiscal 2010 was slightly more favorable than its efficiency ratio of 78.86% during fiscal 2014.

Over the past five fiscal years, loan loss provisions established by the Company have ranged from a high of 0.19% of average assets during fiscal 2012 to a low of 0.10% of average assets during fiscal 2014. The downward trend in the amount of loan loss provisions established since fiscal 2012 has been supported by improving credit quality trends, including a decline in non-performing assets and lower net charge-offs, and an improving economy in the New York metropolitan area. As of June 30, 2014, the Company maintained valuation allowances of $12.4 million, equal to 0.71% of total loans outstanding and 48.95% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five fiscal years.

Non-operating income and expenses haves typically been somewhat of a limited factor in the Company’s earnings over the past five fiscal years, consisting of gains on sale of investment securities, an OTTI charge on available for sale securities, losses on the sale of REO, merger-related expenses and a one-time debt extinguishment expense. Net non-operating income and losses over the past five fiscal years ranged from a net non-operating loss of $3.3 million or 0.11% of average assets during fiscal 2012 to net non-operating income of $964,000 or 0.03% of average assets during fiscal 2013. For fiscal 2014, the Company’s net non-operating income equaled $685,000 or 0.02% of average assets and consisted of $1.5 million of gains on the sale of available for sale securities, a $441,000 loss on the sale of REO, and $391,000 of merger-related expenses. Overall, the various items that comprise the Company’s non-operating income/expense are not viewed to be part of the Company’s core or recurring earnings base.

The Company’s effective tax rate ranged from a low of 25.70% during fiscal 2013 to a high of 42.15% during fiscal 2010. For fiscal 2014, the Company’s effective tax rate was 29.27%. As set forth in the prospectus, the Company’s marginal effective tax rate is 35.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. Comparatively, the Company’s net interest margin generally benefits from a declining and low interest rate environment. However, as interest rates have remained at relatively low levels for an extended period of time, the Company’s has experienced interest rate

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spread compression as the average yield earned on interest-earning assets has been declining more significantly relative to the average rate paid on interest-bearing liabilities.

The Company’s model simulation analysis measures interest rate risk from a capital perspective and an earnings perspective. With regard to capital, the Company’s internal interest rate risk analysis calculates the sensitivity of the Company’s Economic Value of Equity (“EVE”) ratio to movements in interest rates. EVE represents the present value of the expected cash flows from existing assets less the present value of expected cash flows arising from existing liabilities adjusted for the value of off-balance sheet contracts. The EVE ratio represents the dollar amount of the Bank’s EVE divided by the present value of its total assets for a given interest rate scenario. With regard to earnings, the Company’s internal interest rate risk analysis generally focuses on shorter-term exposure to interest rate risk and for each scenario, projected net interest income (“NII”) is measured over a one year period utilizing a static balance sheet assumption through which incoming and outgoing asset and liability cash flows are reinvested into the same instruments. As of June 30, 2014, an analysis of the Company’s EVE indicated that a 2.0% instantaneous and permanent increase in interest rates that result in parallel shifts in the yield curve would result in a 29% decrease in EVE. Comparatively, at June 30, 2014, a 2.0% instantaneous and permanent increase in interest rates that result in parallel shifts in the yield curve would result in a 2.24% reduction in net interest income over a one year period (see Exhibit I-7).

In addition to the balance sheet restructuring and wholesale growth strategy implemented during the second half of calendar 2013, the Company continues to implement a number of strategies to manage interest rate risk, particularly with respect to seeking to mitigate the risk to its net interest rate spread and net interest margin arising from adverse changes in interest rates and the shape of the yield curve. Such strategies include deploying excess liquidity into higher yielding interest-earning assets, such as commercial loans and investment securities, and emphasizing growth of commercial business loans which consists primarily of adjustable rate loans or shorter term fixed rate loans. As of June 30, 2014, of the Company’s total loans due after June 30, 2015, adjustable rate loans comprised 36.5% of those loans (see Exhibit I-8).

On the liability side of the balance sheet, management of interest rate risk has been pursued through reducing deposit offering rates, extending the duration of wholesale funding sources through cost effective use of interest rate derivatives that effectively convert short-term

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wholesale funding sources into longer-term, fixed-rate funding sources, utilizing FHLB advances with initial terms out to ten years and emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings account deposits comprised 58.2% of the Company’s deposits at June 30, 2014. Additionally, through various deposit pricing strategies, the Company has allowed for some controlled outflow of shorter term certificates and some growth of longer term CDs.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Kearny Financial’s lending activities have provided for a loan portfolio composition that is concentrated in commercial real estate loans, followed by 1-4 family residential loans, consumer loans, commercial business loans and construction loans. Going forward, the Company’s lending strategy will continue to emphasize commercial real estate lending and lending diversification will emphasize growth of commercial business loans. Exhibit I-9 provides historical detail of Kearny Financial’s loan portfolio composition over the past five fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2014.

Commercial Real Estate and Multi-Family Loans

Commercial real estate and multifamily loans consist largely of loans originated by the Company, which are generally collateralized by properties in the Company’s regional lending area. On a more limited basis, the Company supplements originations of commercial real estate loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Company. Kearny Financial generally originates commercial real estate loans up to a loan-to-value (“LTV”) ratio of 75.0% and generally requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate loans are originated with amortization terms of up to 25 years. The Company also offers a five year balloon loan with a 25 year amortization schedule. Properties securing the commercial real estate loan portfolio include apartment buildings, retail/service properties, land and mixed-use properties. As of June 30, 2014, the Company’s

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outstanding balance of commercial real estate loans totaled $983.8 million equal to 56.44% of total loans outstanding.

1-4 Family Residential Loans

Kearny Financial offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years, which are substantially secured by properties located in New Jersey and New York. From time to time, the Company will supplement originations with purchases of 1-4 family loans. Loan originations and loan purchases are generally underwritten to secondary market guidelines, so as to provide the Company with the flexibility to sell the loans into the secondary market for purposes of managing interest rate risk. However, the Company’s current philosophy is to retain 1-4 family loan originations and purchases for its own portfolio. ARM loans offered by the Company have initial repricing terms of one, three, five, seven or ten years and then adjust annually for the balance of the loan term. ARM loans are indexed to the one year Constant Maturity U.S. Treasury index. As of June 30, 2014, the Company’s outstanding balance of 1-4 family residential loans totaled $580.6 million or 33.31% of total loans outstanding.

Consumer Loans

The consumer loan portfolio consists primarily of home equity loans and lines of credit, with the balance of the portfolio consisting largely of loans secured by savings account deposits or CDs. Home equity loans are originated as fixed rate loans with terms of up to 20 years and home equity lines of credit are originated as fixed or adjustable rate loans with terms of up to 20 years. Home equity loans and fixed rate home equity lines of credit are generally originated within the Company’s market area and are generally made in amounts of up to an 80% LTV ratio on term loans and of up to a 75% LTV ratio on home equity adjustable rate lines of credit, inclusive of other liens on the property As of June 30, 2014, the Company’s outstanding balance of home equity loans and lines of credit totaled $99.6 million or 5.72% of total loans outstanding and 95.83% of total consumer loans outstanding. As of June 30, 2014, other consumer loans consisted of $4.0 million of loans secured by savings account deposits or CDs and $373,000 of other miscellaneous consumer loans.

Commercial Business Loans

The commercial business loan portfolio is generated through extending loans to businesses operating in the regional market area. Expansion of commercial business lending

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I.18

activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Company consist of term loans and lines of credit to a variety of professionals, sole proprietorships and small businesses, including loans originated through the SBA in which the Bank participates as a Preferred Lender. The LTV limit on secured commercial lines of credit and term loans is generally limited to 70%. The Company also originates unsecured commercial loans in the form of overdraft checking authorization up to $25,000 and unsecured lines of credit up to $25,000. The Company’s non-SBA commercial term loans generally have terms of up to 20 years and are mostly fixed-rate loans. Commercial lines of credit have terms of up to two years and are generally adjustable rate loans. The Company also offers a one year, interest-only commercial line of credit with a balloon payment.

The Company’s generation of commercial business loans was expanded during fiscal 2014 to include purchases of commercial business loan participations totaling $4.9 million. The $4.9 million of commercial business loan participations maintained at June 30, 2014 were comprised of four loans acquired through the Company’s membership in BancAlliance, a cooperative network of lending institutions that serves as a conduit for institutional investors to participate in large commercial credits.

As of June 30, 2014, Kearny Financial’s outstanding balance of commercial business loans equaled $67.3 million or 3.86% of total loans outstanding. Non-SBA loans comprised $57.8 million or 85.9% of the commercial business loan portfolio at June 30, 2014, of which approximately 94% were secured loans primarily collateralized by real estate or, to a lesser extent, other forms of collateral. The remaining $9.5 million or 14.1% of commercial business loans represent the retained portion of SBA loan originations that are generally secured by various forms of collateral, including real estate and business equipment. The Company generally sells the guaranteed portion of eligible SBA loans originated, which ranges from 50% to 90% of the loan’s outstanding balance, while retaining the nonguaranteed portion of such loans in portfolio.

Construction Loans

Construction loans consist of loans to individuals for construction of 1-4 family residences or for major renovations or improvements to an existing dwelling, as well as loans to

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builders and developers for multi-unit buildings or multi-house projects. All of the Company’s construction lending activities are conducted in the state of New Jersey. Construction loans are originated up to a LTV ratio of 80% of the anticipated appraised value of the completed property. Terms for construction loans are generally limited to one year with an interest rate tied to the prime rate as published in The Wall Street Journal. In some cases, the Company converts a construction loan to a permanent mortgage loan upon completion of construction. The Company generally does not make construction loans to builders on a speculative basis. Financing is provided for up to two houses at a time on a multi-house project, requiring a contract on one of the two houses before financing for the next house may be obtained. As of June 30, 2014, Kearny Financial’s outstanding balance of construction loans equaled $7.3 million or 0.42% of total loans outstanding.

Loan Originations, Purchases, and Sales

Exhibit I-11 provides a summary of the Company’s lending activities for the fiscal years ended 2012 through 2014. Annual loan originations trended higher during the three year period, ranging from a low $230.9 million during fiscal 2012 to a high of $471.8 million during fiscal 2014. Multi-family and commercial real estate loans were the largest source of originations during the three year period, with such originations increasing from $95.5 million during fiscal 2012 to $334.4 million during fiscal 2014.

From time to time, the Company has supplemented loan originations with purchases of loans. Loan purchases were most significant during fiscal 2014 when the Company purchased loans totaling $114.3 million, consisting of $87.0 million of commercial real estate loan participations, $22.4 million of 1-4 family loans and $4.9 million of commercial business loan participations. As of June 30, 2014, the Company’s commercial real estate loan portfolio included 35 commercial real estate loan participations with a total balance of $131.8 million. Purchases of 1-4 family loans by the Company include loans located outside of the states of New Jersey and New York, which totaled $32.2 million at June 30, 2014. As of June 30, 2014, the largest concentrations of out of state purchased 1-4 family loans were in the states of Massachusetts ($10.7 million), Pennsylvania ($7.1 million) and Georgia ($2.9 million). The company also acquired loans with a fair value of $78.7 million of loans in connection with the acquisition of Atlas Bank completed on June 30, 2014.

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In terms of loans sold, the Company generally sells the guaranteed portion of eligible SBA loans originated while retaining the nonguaranteed portion of such loans in portfolio. Over the past three fiscal years, SBA loan sales ranged from $6.5 million during fiscal 2012 to $737,000 during fiscal 2014. Other loans sold by the Company during the past three fiscal were limited to the sale of $5.3 million of 1-4 family loans during fiscal 2014. In each of the past three fiscal years, the Company has realized a net increase in loans as loan originations and purchases more than offset loan principal repayments and loan sales.

Asset Quality

The Company’s historical balance sheet concentration maintained in investment securities and the correspondingly relatively low concentration of assets maintained in loans have generally supported the maintenance of relatively favorable credit quality measures. With the onset of the national recession and bursting of the house bubble in 2008, the Company experienced elevated levels of problems assets. Over the past five fiscal years, Kearny Financial’s balance of non-performing assets ranged from a low of $21.7 million or 0.93% of assets at fiscal yearend 2010 to a high of $42.5 million or 1.46% of assets at fiscal yearend 2011. Since peaking at fiscal yearend 2011, the balance of non-performing assets had trended lower during past three fiscal years. The Company held $26.9 million of non-performing assets at June 30, 2014, equal to 0.77% of assets. As shown in Exhibit I-12, non-performing assets at June 30, 2014 consisted of $25.2 million of non-accruing loans, $125,000 of accruing loans 90 days or more past due and $1.6 million of real estate owned. Non-accruing 1-4 family loans and non-accruing commercial real estate loans comprised the largest concentrations of the non-performing loan balance, accounting for $9.9 million and $6.9 million of the non-performing loan balance, respectively, at June 30, 2014. Comparatively, as of June 30, 2011, the balances of non-performing 1-4 loans and non-performing commercial real estate loans were $19.0 million and $7.4 million, respectively.

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. In addition, the results of the classification of assets review are validated by the Company’s third party loan review firm during their quarterly, independent review. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of

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June 30, 2014, the Company maintained loan loss allowances of $12.4 million, equal to 0.71% of total loans outstanding and 48.95% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at June 30, 2014, deposits accounted for 82.88% of the Company’s combined balance of deposits and borrowings. Exhibit I-13 sets forth the Company’s deposit composition for the past three fiscal years. Transaction and savings account deposits constituted 58.84%% of average total deposits during fiscal 2014, as compared to 47.31% of average total deposits during fiscal 2012. The increase in the concentration of core deposits comprising total deposits since fiscal 2012 was realized through growth of core deposits and a decline in CDs. Most of the growth of core deposits has consisted of interest-bearing demand deposits, which was driven by brokered money market deposits acquired through Promontory’s IND program. At June 30, 2014, the balance of interest-bearing demand deposits included $213.5 million of brokered money market deposits acquired through Promontory’s IND program. The terms of the program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for a period of no less than five years during which time total aggregate balances shall be maintained within a range of $200.0 million to $230.0 million.

The balance of the Company’s deposits consists of CDs, which equaled 41.16% of average total deposits during fiscal 2014 compared to 52.69% of average total deposits during fiscal 2012. Kearny Financial’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). As of June 30, 2014, 56.07% of total CDs were scheduled to mature in one year or less. Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of June 30, 2014. As of June 30, 2014, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $476.6 million or 45.95% of total CDs. During fiscal 2014, the Company began to utilize the QwickRate deposit listing service through which it has attracted non-brokered wholesale CDs targeting institutional investors with a three-to-five year investment horizon. At June 30, 2014, the balance of the Company’s listing service time deposits totaled $54.2 million and had a weighted average remaining term to maturity of 3.9 years. Additionally, the balance of CDs assumed in conjunction with the acquisition of Atlas Bank included $6.4 million of predominantly short-term CDs acquired by Atlas Bank through the QwickRate deposit listing service. In addition to the $213.5 million of money market brokered deposits, the Company held $18.5 million of longer-term brokered CDs at June 30, 2014.

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Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and exposure to interest rate risk and liquidity risk. Borrowings utilized by the Company have predominantly consisted of advances from the FHLB of New York. As of June 30, 2014, the Company maintained $481.5 million of FHLB advances. The majority of FHLB advances held by the Company at June 30, 2014 had short-term maturities of less than one year. At June 30, 2014, the Company had a total of $320.0 million of short-term FHLB advances at a weighted average interest rate of 0.38%. Such advances included $300.0 million of 90-day FHLB term advances that are generally forecasted to be periodically redrawn at maturity for the same 90 day term as the original advance. Based on this presumption, the Company has utilized interest rate swaps to effectively extend the duration of each of these advances at the time they were drawn to effectively fix their cost for period of five years. At June 30, 2014, the Company had also drawn $12.0 million of overnight borrowings from the FHLB for daily liquidity management purposes. The Company’s long-term FHLB advances totaled $161.5 million at June 30, 2014, including $145.0 million of advances maturing in fiscal 2023 with a weighted average interest rate of 3.04%

In addition, the Company assumed one short-term, fixed rate FHLB advance of $3.0 million and four long-term FHLB advances totaling $15.7 million in conjunction with its acquisition of Atlas Bank on June 30, 2014. The short-term advance had a coupon of 0.35% and matured in July 2014, while the long-term advances had a weighted average coupon of 1.11% and a weighted average remaining term of 2.6 years as of June 30, 2014.

Other borrowing held by the Company at June 30, 2014 consisted of $30.7 million of overnight borrowings in the form of depository sweep accounts. These accounts are short-term borrowings representing funds that are withdrawn from a customer’s non-interest bearing deposit account and invested in an uninsured overnight investment account that is collateralized by specified investment securities owned by the Company.

Subsidiaries

The Bank is the single wholly-owned operating subsidiary of Kearny Financial, while the Bank has two wholly-owned subsidiaries: KFS Financial Services, Inc. and CJB Investment Corp.

KFS Financial Services, Inc. was incorporated as a New Jersey corporation in 1994 under the name of South Bergen Financial Services, Inc., and was acquired in the Bank’s

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merger with South Bergen Savings Bank in 1999 and was renamed KFS Financial Services, Inc. in 2000. It is a service corporation subsidiary that was originally organized for selling insurance products, including annuities, to Bank customers and the general public through a third party networking arrangement. During fiscal 2014, KFS Insurance Services, Inc. was created as a wholly-owned subsidiary of KFS Financial Services, Inc. for the primary purpose of acquiring insurance agencies. Both KFS Financial Services, Inc. and KFS Insurance Services, Inc. were considered inactive during the year ended June 30, 2014.

CJB Investment Corp. was acquired by the Bank through the Company’s acquisition of Central Jersey Bancorp in November 2010. CJB Investment Corp. was organized under New Jersey law as a New Jersey Investment Company and remained active through fiscal yearend 2014.

Legal Proceedings

The Company is involved in routine legal proceedings in the ordinary course of business from time to time. At June 30, 2014, the Company was not party to any pending legal proceedings that the Company’s management believed would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

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II.1

II. MARKET AREA

Introduction

Kearny Financial serves northern and central New Jersey and Brooklyn and Staten Island, New York through the administrative headquarters office in Fairfield, New Jersey and 42 full service branch offices. The Company’s administrative office and all of its branches are located within the New York metropolitan statistical area (“MSA”) and covers an eleven-county market area including the New Jersey counties of Bergen (9 branches), Monmouth (12 branches), Hudson (2 branches), Ocean (6 branches), Morris (3 branches), Essex (3 branches), Middlesex (3 branches), Union (1 branch), and Passaic (1 branch) and the New York counties of Kings (1 branch) and Richmond (1 branch). Within the Company’s branch office network, 13 branches operate under “Central Jersey Bank, a division of Kearny Federal Savings Bank” and two branches operate under “Atlas Bank, a division of Kearny Federal Savings Bank.” The Company completed the acquisition of Atlas Bank on June 30, 2014, which expanded its branch network into the state of New York. A map showing the Company’s office coverage is set forth below and details regarding the Company’s office facilities are set forth in Exhibit II-1.

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The New York MSA is the nation’s largest metropolitan area in terms of total population, with an estimated 2014 population of 20.0 million and the eleven counties served by the Company’s branches had a total 2014 population of approximately 8.5 million. Finance, international trade, media, real estate, manufacturing, tourism, biotechnology, and education are the leading industries in the area. Other industries include entertainment and news media. The New York MSA had an estimated gross product of over $1.33 trillion in 2012, making it the largest regional economy in the United States. New York City’s economy is the hub of the New York MSA economy. Focused in Manhattan, New York City is the financial capital of the world and is home to the New York Stock Exchange (“NYSE”), the world’s largest stock exchange by market capitalization of its listed companies. The New York area is also distinctive for its high concentrations of advanced service sector firms in fields such as law, accountancy, banking and management consultancy.

The primary market areas served by the Company are the urban/suburban markets in northern and central New Jersey and the urban markets of Staten Island and Brooklyn in New York. With operations in densely populated markets, the Company’s competitive environment includes a significant number of commercial banks, thrifts and other financial services companies, some of which have a regional or national presence. The regional economy is highly diversified and tends to parallel trends in the broader national economy. As counties in the New York MSA, the regional market area includes a large commuter population.

Future growth opportunities for Kearny Financial depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, the pace of manufacturing activity slowed considerably in January 2014 with the PMI reading declining 5.2 points to 51.3. Comparatively, January service sector activity expanded at a slight faster pace, with a PMI reading of 56.7 compared to 55.7 in December. January was the second straight month of weak job growth, with a tepid gain of 113,000 jobs. The January unemployment rate dipped to 6.6% in January. Existing home sales in January declined to the

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lowest level since July 2012, while new home sales were up solidly in January. January 2014 home prices were up 0.9% from December and up 12.0% from a year ago January. Manufacturing activity accelerated in February, with the PMI registering 53.2. Comparatively, February service sector activity expanded at a slower pace in February, decreasing to a reading of 51.6. Job growth picked-up in February, as the U.S. economy added 175,000 jobs. However, as more people entered the labor force, the February unemployment rate ticked up to 6.7%. Despite poor weather conditions in many areas of the U.S., retail sales rose slightly in February. Sales of existing and new homes were both lower in February compared to January, which was in part attributable to rising mortgage rates and higher home prices. Home prices were up 12.2% in February compared to a year ago. Manufacturing activity expanded for the tenth consecutive month in March, with the March PMI of 53.7 reflecting a slight increase compared to February. Similarly, service sector activity expanded at a slightly faster rate in March compared to February. Job growth was up slightly in March, with a total of 192,000 jobs added during the month. However, the March unemployment rate remained at 6.7%. A healthy increase in March retail sales offered evidence of an improving economy. Sales of existing homes were down slightly in March compared to February, while new single-family home sales were down 14.5% from February to March. However, March pending home sales were up 3.4% in March compared to February, marking the first gain in nine months. First quarter GDP growth fell short of expectations, as the U.S. economy increased at a modest 0.1% annual rate during the quarter (subsequently revised to contracting at a 2.9% annual rate).

Manufacturing and non-manufacturing activity both accelerated in April 2014, providing more evidence that the economy was regaining momentum. The April jobs report showed a healthy pick-up in hiring with 288,000 jobs added and the April unemployment rate declined to 6.3%, but most of the decline was due to fewer job seekers as more people elected to drop out of the labor force. In early-May 2014 testimony before Congress, Federal Reserve Chairwoman Janet Yellen stated that the economy was on track for solid growth in the current quarter; although, a slowdown in housing that became evident in late-2013 showed few signs of reviving. Existing home sales rose for the first time 2014 during April increasing 1.3% from March, but did not match the 6.4% increase in new home sales for April. April home prices rose 2.1% from March and were up 10.5% from a year ago. Manufacturing and service sector activity expanded at slightly higher rates in May compared to April. The U.S. economy added 217,000 jobs in May and the May unemployment rate remained at 6.3%. May existing home sales rose 4.9% compared to April, while new home sales jumped 18.6% from April to May. The pace of

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manufacturing and service activity eased slightly in June compared to May. June employment data showed payrolls increased by 288,000 and the June unemployment rate dropped to 6.1%. June retail sales showed an increase of 0.2% from May, which was the smallest increase since January 2014. Existing home sales were up 2.6% in June compared to May, while sales of new single-family homes declined 8.1% in June from May. Second quarter GDP increased at a 4.0% annual rate.

The employment report for July 2014 showed job growth slowing more than expected, as 209,000 jobs were added in July and the unemployment rate for July edged up to 6.2%. Both manufacturing and non-manufacturing activity expanded at slightly higher rates in July compared to June’s readings.

In terms of interest rates trends over the past few quarters, long-term, interest rates eased lower at the start of 2014, with the 10-year Treasury yield dipping below 3.0%. The weaker-than-expected jobs report for December furthered the downward trend in long-term Treasury yields heading into mid-January. The downward trend in long-term Treasury yields continued through the balance of January, as investors sought the safe haven of Treasury bonds amid turmoil in emerging markets and soft jobs data. The Federal Reserve concluded its late-January meeting by voting to scale back its bond buying program by another $10 billion. Lackluster economic data provided for a stable interest rate environment through most of February, which was followed by a slight decline in long-term Treasury yields in late-February as investors responded to a decline in February consumer confidence and a downward revision to fourth quarter GDP. Stronger-than-expected job growth reflected in the February employment report and an increase in February manufacturing activity translated into Treasury yields edging higher during first half of March. A lower reading for March consumer confidence provided for a slight dip in the 10-year Treasury yield in mid-March, which was followed by an up-tick in the 10-year Treasury yield at the conclusion of the Federal Reserve’s March meeting and announcement that the Federal Reserve decided to trim its bond buying program by another $10 billion to $55 billion in monthly bond purchases. Long-term Treasury yields stabilized in the closing weeks of the first quarter.

Treasury yields edged higher in early-April 2014, as employment data for March showed job growth accelerating, and then declined slightly going into mid-April. Interest rates stabilized through the balance of April, as inflation remained in check and economic data generally reflected a continuation of sluggish economic growth. The Federal Reserve trimmed its monthly

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bond purchase program by another $10 billion to a total of $45 billion in monthly bond purchases at the end of April. The 10-year Treasury yield dropped to six month lows in early- and mid-May, as investors moved into safe haven investments amid geopolitical fears, uncertainty over global economic growth and data indicating that the U.S. economy was growing at a tepid pace. Interest rates stabilized heading into late-May and then dipped lower at the end of May, with the yield on the 10-year Treasury falling below 2.5% following a downward revision to first quarter GDP growth. Some favorable economic data pushed long-term Treasury yields slightly higher during the first half of June. The mid-June meeting of the Federal Reserve concluded with the Federal Reserve announcing that it would reduce monthly bond purchases by another $10 billion to $35 billion per month and that it did not anticipate raising short-term rates until 2015. Following the Federal Reserve meeting, interest rates stabilized for the balance of June.

Better-than-expected job growth reflected in the June employment report contributed to long-term Treasury yields increasing slightly at the start of the third quarter of 2014. Treasury yields eased lower in mid-July, as investors moved to safer assets on news that a jet was shot down over eastern Ukraine. The 10-year Treasury yield stabilized around 2.50% through the end of July. The policy statement from the Federal Reserve’s end of July meeting indicated that the Federal Reserve would remain patient about raising interest rates and monthly bond purchases by the Federal Reserve would be scaled back by another $10 billion to $25 billion per month. Weaker than expected job growth reflected in the July employment report and turmoil in the Mideast and Ukraine contributed to long-term Treasury yields edging lower in early-August. As of August 8, 2014, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.10% and 2.44%, respectively, versus comparable year ago yields of 0.12% and 2.58%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in July 2014, GDP growth was projected to come in at 1.6% in 2014 and increase to 2.9% in 2015. The unemployment rate was forecasted to equal 5.9% in December 2014 and decline to 5.7% in June 2015. An average of 212,000 jobs were projected to be added per month during 2014. On average, the economists did not expect the Federal Reserve to begin raising its target rate until mid-2015 at the earliest and the 10-year Treasury yield would increase to 3.07% at the end of 2014. The surveyed economists also forecasted home prices would rise 5.1% in 2014 and housing starts were forecasted to continue to trend slightly higher in 2014.

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Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Kearny Financial (see Table 2.1). Table 2.1 presents information regarding the demographic and economic trends for the Company’s market area from 2010 to 2014 and projected data through 2019. Data for the nation, the New York MSA, and the states of New Jersey and New York are included for comparative purposes.

The primary market area counties maintain populations ranging from 471,000 in Richmond County (Staten Island) to 2.6 million in Kings County (Brooklyn). Overall, the primary market area counties are densely populated markets, ranking among the largest populations in New Jersey and New York. Kings County has the largest population in New York, while the Company’s market area counties in New Jersey make up nine of the top ten highest populated counties in the state encompassing approximately 61% of the entire population of New Jersey. While large in their population totals, most of the primary market area counties have experienced relatively slow demographic growth during the 2010 to 2014 period, a characteristic typical of mature densely populated urban markets located throughout the Northeast Corridor. Among the primary market area counties, population and household growth rates were the strongest in Hudson County, New Jersey and Kings County, New York, exceeding the comparable United States growth rates. Population and household growth rates for the remainder of the primary market area counties are projected to be below the comparable U.S. measures over the next five years, while more closely approximating the comparable state growth rates.

New Jersey and New York rank second and sixteenth in the United States in terms of median household income. New Jersey’s central location within the metropolitan areas of New York and Philadelphia has fostered some relatively affluent markets that are served by the Company’s branch network. Morris County has the highest household and per capital income measures of the primary market area counties, which can be attributable to its close proximity to New York City as the suburban area is home to a large commuter population with jobs in New York City and also has 33 Fortune 500 businesses headquartered within the county that are concentrated in the finance, insurance, real estate, pharmaceuticals, health services, and research and development, and technology industries. The lower income areas of New Jersey

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II.7

include the urban cities across the Hudson River from New York City, which includes Passaic and Essex Counties.

The primary market area counties had 2014 median household incomes ranging from $44,890 in Kings County to $91,208 in Morris County, as compared to $51,579 for the U.S., $69,176 for New Jersey, $57,619 for New York, and $64,538 for the entire New York metro area.

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Table 2.1

Kearny Financial Corp.

Summary Demographic Data

	Year			Growth Rate
	2010	2014	2019	2010-2014	2014-2019
				(%)	(%)
Population (000)
USA	308,746	317,199	328,309	0.7%	0.7%
New York-Newark-Jersey City, NY-NJ-PA	19,567	19,985	20,476	0.5%	0.5%
New Jersey	8,792	8,906	9,052	0.3%	0.3%
Bergen, NJ	905	928	953	0.6%	0.5%
Essex, NJ	784	789	797	0.2%	0.2%
Hudson, NJ	634	663	694	1.1%	0.9%
Middlesex, NJ	810	832	857	0.7%	0.6%
Monmouth, NJ	630	628	628	-0.1%	0.0%
Morris, NJ	492	501	512	0.4%	0.4%
Ocean, NJ	577	583	591	0.3%	0.3%
Passaic, NJ	501	503	507	0.1%	0.2%
Union, NJ	536	549	564	0.6%	0.5%
New York	19,378	19,675	20,051	0.4%	0.4%
Kings, NY	2,505	2,604	2,711	1.0%	0.8%
Richmond, NY	469	471	475	0.1%	0.2%

Households (000)
USA	116,716	120,163	124,623	0.7%	0.7%
New York-Newark-Jersey City, NY-NJ-PA	7,153	7,323	7,522	0.6%	0.5%
New Jersey	3,214	3,258	3,316	0.3%	0.3%
Bergen, NJ	336	343	352	0.6%	0.5%
Essex, NJ	284	287	291	0.3%	0.3%
Hudson, NJ	246	260	273	1.3%	1.0%
Middlesex, NJ	281	288	296	0.6%	0.6%
Monmouth, NJ	234	234	235	0.0%	0.1%
Morris, NJ	181	184	189	0.5%	0.5%
Ocean, NJ	221	222	224	0.1%	0.2%
Passaic, NJ	167	167	169	0.1%	0.1%
Union, NJ	188	192	196	0.5%	0.5%
New York	7,318	7,462	7,633	0.5%	0.5%
Kings, NY	917	959	1,004	1.1%	0.9%
Richmond, NY	166	167	168	0.2%	0.2%

Median Household Income ($)
USA	NA	51,579	53,943	NA	0.9%
New York-Newark-Jersey City, NY-NJ-PA	NA	64,538	67,452	NA	0.9%
New Jersey	NA	69,176	71,683	NA	0.7%
Bergen, NJ	NA	79,746	82,495	NA	0.7%
Essex, NJ	NA	52,919	54,781	NA	0.7%
Hudson, NJ	NA	59,841	65,078	NA	1.7%
Middlesex, NJ	NA	75,361	77,975	NA	0.7%
Monmouth, NJ	NA	80,904	83,406	NA	0.6%
Morris, NJ	NA	91,208	91,080	NA	0.0%
Ocean, NJ	NA	57,972	59,459	NA	0.5%
Passaic, NJ	NA	53,787	55,012	NA	0.5%
Union, NJ	NA	68,442	71,584	NA	0.9%
New York	NA	57,619	61,427	NA	1.3%
Kings, NY	NA	44,890	47,918	NA	1.3%
Richmond, NY	NA	70,814	74,155	NA	0.9%

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II.9

Table 2.1

Kearny Financial Corp.

Summary Demographic Data

	Year			Growth Rate
	2010	2014	2019	2010-2014	2014-2019
				(%)	(%)
Per Capita Income ($)
USA	NA	27,721	29,220	NA	1.1%
New York-Newark-Jersey City, NY-NJ-PA	NA	34,561	36,357	NA	1.0%
New Jersey	NA	35,137	36,654	NA	0.8%
Bergen, NJ	NA	41,284	42,620	NA	0.6%
Essex, NJ	NA	31,412	32,562	NA	0.7%
Hudson, NJ	NA	33,075	36,483	NA	2.0%
Middlesex, NJ	NA	33,903	35,077	NA	0.7%
Monmouth, NJ	NA	41,382	42,869	NA	0.7%
Morris, NJ	NA	46,181	46,286	NA	0.0%
Ocean, NJ	NA	28,873	29,625	NA	0.5%
Passaic, NJ	NA	25,183	25,783	NA	0.5%
Union, NJ	NA	33,782	35,536	NA	1.0%
New York	NA	32,019	34,373	NA	1.4%
Kings, NY	NA	24,402	26,584	NA	1.7%
Richmond, NY	NA	32,080	33,964	NA	1.1%

	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
2014 HH Income Dist. (%)
USA	24.4	24.4	29.8	21.3
New York-Newark-Jersey City, NY-NJ-PA	21.6	19.2	27.7	31.5
New Jersey	18.1	19.3	29.4	33.2
Bergen, NJ	15.6	16.5	28.1	39.8
Essex, NJ	26.4	21.8	25.7	26.1
Hudson, NJ	22.9	20.5	28.8	27.8
Middlesex, NJ	14.8	17.8	31.3	36.0
Monmouth, NJ	15.2	16.9	27.5	40.5
Morris, NJ	11.1	14.0	29.8	45.1
Ocean, NJ	20.8	23.6	31.0	24.6
Passaic, NJ	24.6	23.0	27.4	25.0
Union, NJ	17.7	19.8	29.2	33.3
New York	23.7	21.2	28.6	26.5
Kings, NY	31.4	23.0	26.2	19.4
Richmond, NY	18.3	17.8	30.6	33.2

Source: SNL Financial, LC.

RP® Financial, LC.	MARKET AREA
II.10

Income measures show Bergen, Middlesex, Monmouth, and Morris Counties of New Jersey and Richmond County of New York are relatively affluent markets, reporting higher median household incomes than the comparable national, state and metro area measures. Comparatively, median household income for Essex, Hudson, Ocean, Passaic, and Union Counties of New Jersey and Kings County of New York fell below the comparable state measures. However, with the exception of Kings County, all of the primary market area counties maintain median household incomes that exceed the median household income for the U.S. Projected income growth rates for the primary market area counties are generally fairly consistent with the projected income growth rates for New Jersey, New York and the U.S., with Hudson County and Kings County showing the highest projected income growth rates.

The relative affluence of the primary market area counties with the higher income measures is further evidenced by a comparison of household income distribution measures, as these counties maintain a lower percentage of households with incomes of less than $25,000 and a much higher percentage of households with incomes over $100,000 relative to the U.S. Comparatively, Kings County is the only primary market area county that maintains a higher percentage of households with incomes of less than $25,000 and lower percentage of households with incomes over $100,000 as compared to the nationwide aggregates.

Local Economy

The primary market area economy is relatively broad based and due to the overall geographic size covered by the Company’s branch network in the state of New Jersey is somewhat reflective of the New Jersey state economy. Table 2.2 below lists the largest employers in the state of New Jersey.

The Company’s market area contains a cross section of employment sectors, with a mix of services, wholesale/retail trade, construction, healthcare and finance related employment. Throughout northern New Jersey, the greatest employment gains over the past year have occurred in the trade, transportation, and utilities industries (retail trade accounted for 60% of the gain), while in central New Jersey the greatest employment gains were in the educational and health services. As shown in Table 2.2, the retail trade, education, and healthcare industries provide major sources of employment in the state. Healthcare is the only industry that has added jobs in the state of New Jersey every year since 1990, according to the New Jersey Department of Labor and Workforce Development. Moreover, the healthcare industry is projected to grow at an annual rate of 1.3% through 2020.

RP® Financial, LC.	MARKET AREA
II.11

Table 2.2

Kearny Financial Corp.

Largest Employers in New Jersey

Company	Industry	Employees
Wakefern Foods	Food/Household	36,000
Rutgers, The State University of New Jersey	Education	28,700
Barnabas Health	Healthcare	18,000
WalMart	Consumer	17,900
Verizon Communications Inc.	Information Technology	15,800
UPS	Logistics	14,800
Johnson & Johnson	Life Sciences	13,500
United Airlines	Services	13,400
Caesars Entertainment	Hospitality	13,100
The Great Atlantic & Pacific Tea Co. Inc.	Food/Household	12,400
Bank of America Merrill Lynch	Financial	12,000
NJ Transit	Services	12,000
Meridian Health	Healthcare	11,000
Robert Wood Johnson Health Network	Healthcare	11,000
Home Depot	Consumer	10,800
Merck	Life Sciences	10,000
AT&T	Information Technology	9,900
Public Service Electric & Gas (PSEG)	Utility	9,800
TD Bank	Financial	9,500
Hackensack University Health Network	Healthcare	9,000
CVS Caremark	Healthcare	8,300
Macy’s	Consumer	8,100
FedEx	Logistics	8,000
Prudential Finance	Financial	8,000
Virtua	Healthcare	8,000

Source: Choose New Jersey.

Employment data presented in Table 2.3 below, indicates that consistent with the profile of the largest employers, services are the most prominent employment sectors for the state of New Jersey, the New York MSA, and the primary market area counties. The data also shows that employment in wholesale/retail trade constitutes the second largest sources of employment in the primary market area counties, followed by finance, insurance, and real estate, and construction jobs, consistent with the state of New Jersey and the New York MSA.

RP® Financial, LC.	MARKET AREA
II.12

Table 2.3

Kearny Financial Corp.

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	New Jersey	New York MSA	North Jersey	Central Jersey	NY Mkt Area	Mkt Area Avg
	(% of Total Employment)
Services	33.8%	34.3%	34.0%	32.2%	34.0%	33.4%
Wholesale/Retail Trade	26.3%	28.1%	27.3%	26.7%	31.2%	28.4%
Finance/Insurance/Real Estate	9.6%	10.4%	9.8%	9.6%	9.4%	9.6%
Construction	8.7%	7.1%	7.6%	9.8%	8.0%	8.5%
Healthcare	5.6%	5.2%	5.3%	6.2%	5.8%	5.8%
Transportation/Utility	3.7%	3.4%	4.1%	3.8%	3.2%	3.7%
Manufacturing	3.3%	3.3%	3.7%	3.0%	2.4%	3.0%
Government	3.2%	2.0%	2.7%	2.6%	1.0%	2.1%
Agriculture	2.2%	1.5%	1.7%	2.4%	0.9%	1.7%
Information	0.8%	0.9%	0.8%	0.7%	0.9%	0.8%
Other	2.9%	3.7%	3.0%	2.8%	3.1%	3.0%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: SNL Financial, LC.

New Jersey is a global hub for the life sciences sector due to its high concentration of pharmaceutical, biotechnology and medical device companies, world-class universities, talented workforce, top teaching hospitals and research institutions and assets for clinical trials. The vitality of the biopharmaceutical and life-sciences cluster in New Jersey is fundamental to the state’s economic health with its well-paying jobs, where employment totaled 116,548 in 2012 or 3.6% of the state’s private sector workforce. Nationally, the proportion was just 1.9%. Many of the businesses within leisure, hospitality and retail trade also directly and indirectly support the state’s tourism industry, as leisure, hospitality and retail trade employment totaled 785,434 in 2012 or 24.6% of all private sector workers in the state of New Jersey. Moreover, the state’s location facilitates employment in the transportation, logistics and distribution industry, with the sector employing 11.2% of the state’s private sector workers compared to 8.9% for the nation.

The close proximity to New York City, particularly Wall Street, has also made New Jersey a top choice for financial service companies to locate their headquarters, major operation centers and data facilities. Based in New York City, the NYSE and the NASDAQ, are the world’s two largest stock exchanges, respectively, when measured by average daily trading volume and overall market capitalization. Coupled with the presence of major banks,

RP® Financial, LC.	MARKET AREA
II.13

investment houses, private equity funds, etc., New York City is the world’s largest financial center. Moreover, financial services account for more than 35% of the City’s employment income. Financial services accounted for approximately $35 billion of New Jersey’s gross domestic product in 2012.

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S, New Jersey, New York, and New York MSA, are shown in Table 2.4. May 2014 unemployment rates for the primary market area counties ranged from a low of 5.1% for Morris County to a high of 8.3% for Kings County. Seven of the eleven counties in the primary market area reported May 2014 unemployment rates that were higher than the comparable state and national aggregates, while Bergen, Middlesex, Monmouth, and Morris Counties recorded more favorable unemployment rates, which were below the comparable state and national aggregates. All of the primary area counties, as well as the New York MSA, showed a decrease in unemployment for May 2014 compared to May 2013, which was consistent with the statewide and national trends.

Table 2.4

Kearny Financial Corp.

Unemployment Trends

Region	May 2013 Unemployment	May 2014 Unemployment
USA	7.6%	6.3%
New York-Newark-Jersey City, NY-NJ-PA	7.8%	6.6%
New Jersey	8.7%	6.7%
Bergen, NJ	7.5%	5.7%
Essex, NJ	10.1%	7.8%
Hudson, NJ	10.0%	7.5%
Middlesex, NJ	8.2%	6.2%
Monmouth, NJ	7.8%	6.0%
Morris, NJ	6.8%	5.1%
Ocean, NJ	8.8%	6.7%
Passaic, NJ	10.5%	8.1%
Union, NJ	8.9%	6.9%
New York	7.4%	6.4%
Kings, NY	8.9%	8.3%
Richmond, NY	7.2%	7.0%

Source: SNL Financial, LC.

RP® Financial, LC.	MARKET AREA
II.14

Real Estate Trends

1.	Home Sales

According to the New Jersey Association of Realtors (“NJAR”), home prices have been rising with the inventory of houses for sale becoming increasingly tight in the state of New Jersey. Sellers are seeing multiple offers in many cases, as buyers seek to complete purchases while mortgage interest rates are still near record lows. In New Jersey, existing home sales were up 25.8% for the third quarter of 2013, compared to the third quarter of 2012. Over the same time period, Northern and Central New Jersey experienced similar increases in existing home sales of 29.1% in Northern New Jersey and 23.8% in Central New Jersey. The statewide median sales price of existing single-family homes in the third quarter of 2013 was up 3.5% compared to the year ago quarter, with similar pricing trends experienced in the Northern and Central New Jersey markets.

Table 2.5

Kearny Financial Corp.

Residential Real Estate Trends

	Existing Single-Family Home Sales			Median Sales Price
Region	Sep-13	Sep-12%		Sep-13	Sep-12%
New Jersey	29,300	23,300	25.8%	$311,000	$300,600	3.5%
Northern NJ	14,200	11,000	29.1%	$385,800	$371,100	4.0%
Central NJ	7,800	6,300	23.8%	$315,400	$307,200	2.7%

Source: New Jersey Home Sales Report, New Jersey Association of Realtors.

2.	Foreclosure Trends

According to RealtyTrac, a company specializing in real estate foreclosure data, a total of 26,467 New Jersey properties had foreclosure filings in the first half of 2014, a 54% increase from a year ago, representing the highest increase in the nation. New Jersey also had one of the highest increases in new foreclosure starts in the first half of 2014, increasing 70% from the year prior. Furthermore, New Jersey ranked fourth in the country with the highest foreclosure rate with one in every 134 homes, or 0.74 percent of all housing units, receiving a foreclosure filing in the first half of 2014.

RP® Financial, LC.	MARKET AREA
II.15

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the markets in northern and central New Jersey and the Brooklyn and Staten Island markets areas of New York and, in particular, the markets that are nearby to the Company’s branch locations. Table 2.6 displays deposit market trends from June 30, 2009 through June 30, 2013 for the primary market counties. Additional data is also presented for the states of New Jersey and New York.

The data indicates that commercial banks gained deposit market share in nine out of the eleven primary market area counties during the four year period covered in Table 2.6. Similar to the states of New Jersey and New York, commercial banks maintained a larger market share of deposits than savings institutions in all of the Company’s primary market area counties. Over the four year period savings institution deposits increased at a faster pace than commercial bank deposit growth in Essex and Passaic Counties in New Jersey, while modestly growing or declining in the remaining nine counties of the Company’s primary market area.

Kearny Financial’s highest market share of deposits is in Monmouth County, where the Company maintains its largest branch presence (12 branches), and highest balance of deposits is in Bergen County, where the Company has its second largest branch presence (9 branches). The Company’s $464.5 million of deposits at the Monmouth County branches represented a 2.3% market share of bank and thrift deposits at June 30, 2013, while Bergen County accounted for $794.9 million of the Company’s deposits and a 1.9% market share of Bergen County bank and thrift deposits at June 30, 2013. Overall, the Company’s deposit market share ranges from a high of 2.3% in Monmouth County to a low of 0.1% in Richmond County.

As implied by the Company’s relatively low market shares of deposits, the Company faces significant competition. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Kearny Financial. Kearny Financial’s institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super-regional and money center banks. Table 2.7 lists the Company’s largest competitors in the New York MSA currently served by its branches, based on deposit market share as noted parenthetically. The Company’s deposit market share and market rank have also been provided in Table 2.7.

RP® Financial, LC.	MARKET AREA
II.16

Table 2.6

Kearny Financial Corp.

Deposit Summary

	As of June 30,
	2009			2013			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2009-2013
	(Dollars in Thousands)						(%)
New Jersey	$250,063,999	100.0%	3,348	$276,313,267	100.0%	3,241	2.5%
Commercial Banks	169,528,472	67.8%	2,458	207,913,800	75.2%	2,477	5.2%
Savings Institutions	80,535,527	32.2%	890	68,399,467	24.8%	764	-4.0%
Kearny Financial (1)	1,871,755	0.7%	39	2,378,497	0.9%	40	6.2%

Bergen County	$37,015,398	100.0%	493	$41,463,745	100.0%	481	2.9%
Commercial Banks	24,938,917	67.4%	372	29,158,245	70.3%	360	4.0%
Savings Institutions	12,076,481	32.6%	121	12,305,500	29.7%	121	0.5%
Kearny Financial	719,457	1.9%	9	794,948	1.9%	9	2.5%

Monmouth County	$16,963,350	100.0%	278	$20,078,514	100.0%	281	4.3%
Commercial Banks	10,483,827	61.8%	202	14,738,954	73.4%	218	8.9%
Savings Institutions	6,479,523	38.2%	76	5,339,560	26.6%	63	-4.7%
Kearny Financial (1)	427,781	2.5%	12	464,476	2.3%	12	2.1%

Hudson County	$22,013,068	100.0%	192	$28,602,497	100.0%	173	6.8%
Commercial Banks	18,004,484	81.8%	133	25,238,491	88.2%	130	8.8%
Savings Institutions	4,008,584	18.2%	59	3,364,006	11.8%	43	-4.3%
Kearny Financial	222,234	1.0%	2	453,445	1.6%	2	19.5%

Ocean County	$12,700,866	100.0%	195	$14,577,615	100.0%	192	3.5%
Commercial Banks	6,417,626	50.5%	112	9,204,660	63.1%	131	9.4%
Savings Institutions	6,283,240	49.5%	83	5,372,955	36.9%	61	-3.8%
Kearny Financial (1)	155,833	1.2%	6	185,116	1.3%	6	4.4%

Morris County	$15,708,136	100.0%	240	$22,597,204	100.0%	233	9.5%
Commercial Banks	11,148,256	71.0%	187	17,952,952	79.4%	192	12.7%
Savings Institutions	4,559,880	29.0%	53	4,644,252	20.6%	41	0.5%
Kearny Financial	82,005	0.5%	2	110,084	0.5%	2	7.6%

Essex County	$20,096,172	100.0%	272	$23,948,094	100.0%	266	4.5%
Commercial Banks	12,854,614	64.0%	194	13,117,166	54.8%	199	0.5%
Savings Institutions	7,241,558	36.0%	78	10,830,928	45.2%	67	10.6%
Kearny Financial	107,579	0.5%	3	138,102	0.6%	3	6.4%

Middlesex County	$21,068,228	100.0%	279	$25,260,950	100.0%	282	4.6%
Commercial Banks	15,869,461	75.3%	194	20,611,782	81.6%	212	6.8%
Savings Institutions	5,198,767	24.7%	85	4,649,168	18.4%	70	-2.8%
Kearny Financial	88,333	0.4%	3	124,670	0.5%	3	9.0%

Union County	$16,415,899	100.0%	218	$21,115,558	100.0%	209	6.5%
Commercial Banks	11,250,331	68.5%	150	16,047,694	76.0%	154	9.3%
Savings Institutions	5,165,568	31.5%	68	5,067,864	24.0%	55	-0.5%
Kearny Financial	45,742	0.3%	1	48,422	0.2%	1	1.4%

Passaic County	$9,866,022	100.0%	158	$11,007,777	100.0%	150	2.8%
Commercial Banks	7,658,607	77.6%	134	8,399,458	76.3%	122	2.3%
Savings Institutions	2,207,415	22.4%	24	2,608,319	23.7%	28	4.3%
Kearny Financial	22,791	0.2%	1	59,234	0.5%	2	27.0%

New York	$791,022,426	100.0%	5,415	$1,147,892,634	100.0%	5,382	9.8%
Commercial Banks	698,964,783	88.4%	4,374	1,075,748,632	93.7%	4,435	11.4%
Savings Institutions	92,057,643	11.6%	1,041	72,144,002	6.3%	947	-5.9%
Kearny Financial (2)	48,984	0.0%	1	81,311	0.0%	2	13.5%

Kings County	$33,785,314	100.0%	344	$40,791,617	100.0%	363	4.8%
Commercial Banks	25,467,956	75.4%	251	34,484,119	84.5%	280	7.9%
Savings Institutions	8,317,358	24.6%	93	6,307,498	15.5%	83	-6.7%
Kearny Financial (2)	48,984	0.1%	1	65,935	0.2%	1	7.7%

Richmond County	$9,398,355	100.0%	105	$10,266,172	100.0%	111	2.2%
Commercial Banks	4,179,372	44.5%	47	7,045,808	68.6%	66	13.9%
Savings Institutions	5,218,983	55.5%	58	3,220,364	31.4%	45	-11.4%
Kearny Financial (2)	0	0.0%	0	15,376	0.1%	1	NA

(1)	For June 30, 2009 (prior to the acquisition) includes Central Jersey Bank.
(2)	For June 30, 2009 and June 30, 2013, represents Atlas Bank’s deposits (prior to the recently completed acquisition).

Source: FDIC.

RP® Financial, LC.	MARKET AREA
II.17

Table 2.7

Kearny Financial Corp.

Market Area Deposit Competitors

Location	Name	Market Share	Rank
New York MSA	JP Morgan Chase & Co.	35.97%
	Bank of New York Mellon Corp.	8.85%
	Bank of America Corp.	7.82%
	Citigroup Inc.	6.43%
	HSBC	5.15%
	Capital One Financial Corp.	3.92%
	Wells Fargo & Co.	3.77%
	Toronto-Dominion Bank	3.76%
	Hudson City Bancorp, Inc.	1.66%
	New York Community Bancorp	1.61%
	Kearny Financial Corp.	0.20%	37 out of 206

Source: SNL Financial LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Kearny Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Kearny Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Kearny Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 116 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Kearny Financial will be a full public

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of Kearny Financial. In the selection process, we applied three “screens” to the universe of all public companies that were eligible for consideration:

•	Screen #1 Mid-Atlantic institutions with assets between $2.0 billion and $10.0 billion, tangible equity-to-assets ratios of greater than 7.5%, positive core earnings and market capitalizations of at least $275 million. Eight companies met the criteria for Screen #1 and all eight were included in the Peer Group: Dime Community Bancshares of New York, Northfield Bancorp, Inc. of New Jersey, Northwest Bancshares, Inc. of Pennsylvania, OceanFirst Financial Corp. of New Jersey, Oritani Financial Corp. of New Jersey, Provident Financial Services, Inc. of New Jersey, TrustCo Bank Corp. of New York and WSFS Financial Corp. of Delaware. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

•	Screen #2 Northeast institutions with assets between $2.0 billion and $10.0 billion, tangible equity-to-assets ratios of greater than 7.5%, positive core earnings and market capitalizations of at least $275 million. Two companies met the criteria for Screen #2 and one was included in the Peer Group: United Financial Bancorp, Inc. of Connecticut. Meridian Bancorp of Massachusetts met the selection criteria, but was excluded from the Peer Group due to its recent conversion status (conversion completed July 2014). Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Northeast thrifts.

•	Screen #3 Mid-West institutions with assets between $2.25 billion and $10.0 billion, tangible equity-to-assets ratios of greater than 7.5%, positive core earnings and market capitalizations of at least $275 million. Three companies company met the criteria for Screen #2 and two were included in the Peer Group: Bank Mutual Corporation of Wisconsin and Capitol Federal Financial, Inc. of Kansas. Flagstar Bancorp Inc. of Michigan met the selection criteria, but was excluded from the Peer Group due to its very high level of non-performing assets. As of June 30, 2014, Flagstar Bancorp’s held non-performing assets equal to 16.17% of assets. Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded Mid-West thrifts.

Table 3.1 shows the general characteristics of each of the eleven Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Kearny Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Kearny Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of June 30, 2014

									As of
									August 8, 2014
					Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	City	State	Assets	Offices	Year End	Date	Price	Value
					($Mil)				($)	($Mil)
BKMU	Bank Mutual Corporation	NASDAQ	Brown Deer	WI	$2,338	77	Dec	10/30/2003	$6.11	$284.48
CFFN	Capitol Federal Financial, Inc.	NASDAQ	Topeka	KS	9,031	47	Sep	12/22/2010	11.97	1,700.18
DCOM	Dime Community Bancshares, Inc.	NASDAQ	Brooklyn	NY	4,302	25	Dec	6/26/1996	15.03	553.98
NFBK	Northfield Bancorp, Inc.	NASDAQ	Woodbridge	NJ	2,690	30	Dec	1/25/2013	13.01	690.04
NWBI	Northwest Bancshares, Inc.	NASDAQ	Warren	PA	7,902	167	Dec	12/18/2009	12.33	1,170.91
OCFC	OceanFirst Financial Corp.	NASDAQ	Toms River	NJ	2,329	24	Dec	7/3/1996	16.44	281.85
ORIT	Oritani Financial Corp.	NASDAQ	Township of Washington	NJ	3,140	26	Jun	6/24/2010	14.91	678.40
PFS	Provident Financial Services, Inc.	NYSE	Jersey City	NJ	8,449	89	Dec	1/16/2003	16.87	1,094.67
TRST	TrustCo Bank Corp NY	NASDAQ	Glenville	NY	4,589	140	Dec	NA	6.66	630.54
UBNK	United Financial Bancorp, Inc.	NASDAQ	Glastonbury	CT	5,159	60	Dec	3/4/2011	12.76	673.98
WSFS	WSFS Financial Corporation	NASDAQ	Wilmington	DE	4,613	43	Dec	11/26/1986	72.86	650.20

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

all publicly-traded thrifts, publicly-traded New Jersey thrifts and institutions comparable to Kearny Financial that have recently completed a second-step conversion offering have been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Kearny Financial’s characteristics is detailed below.

•	Bank Mutual Corporation of Wisconsin. Comparable due to completed second-step conversion in 2003, similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, similar concentration of assets consisting of mortgage-backed securities, similar lending diversification emphasis on multi-family and commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

•	Capitol Federal Financial, Inc. of Kansas. Comparable due to completed second-step conversion in 2010, similar size of branch network, relatively high equity-to-assets ratio, similar earnings contribution from sources of non-interest operating income and similar concentration of mortgage-backed securities as a percent of assets.

•	Dime Community Bancshares of New York. Comparable due to similar asset size, competes in a large metropolitan market area, similar earnings contribution from sources of non-interest operating income, similar lending diversification into commercial real estate loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

•	Northfield Bancorp, Inc. of New Jersey. Comparable due to completed second-step conversion in January 2013, competes in a large metropolitan market area, relatively high equity-to-assets ratio, similar impact of loan loss provisions on earnings, similar earnings contribution from sources of non-interest operating income, similar ratio of operating expenses as a percent of average assets and similar lending diversification into commercial real estate loans as a percent of assets.

•	Northwest Bancshares, Inc. of Pennsylvania. Comparable due to completed second-step conversion in December 2009, similar interest-bearing funding composition and similar lending diversification into commercial real estate loans as a percent of assets.

•	OceanFirst Financial Corp. of New Jersey. Comparable due to similar interest-bearing funding composition similar impact of loan loss provisions on earnings and similar lending diversification emphasis on commercial real estate loans as a percent of assets.

•	Oritani Financial Corp. of New Jersey. Comparable due to completed second-step conversion in June 2010, competes in a large metropolitan market area, similar asset size, relatively high equity-to-assets ratio, similar earnings contribution from sources of non-interest operating income and similar ratio of non-performing assets as a percent of assets.

•	Provident Financial Services of New Jersey. Comparable due to competes in a large metropolitan market area, similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, similar ratio of operating expenses as a percent of assets, similar concentration of 1-4 family permanent mortgage loans as a percent assets and similar concentration of multi-family loans as a percent of assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•	TrustCo Bancorp of New York. Comparable due to similar impact of loan loss provisions on earnings and similar ratio of operating expenses as a percent of average assets.

•	United Financial Bancorp, Inc. of Connecticut. Comparable due to similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, similar concentration of 1-4 family permanent mortgage loans as a percent of assets, similar lending diversification into commercial real estate loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

•	WSFS Financial Corp. of Delaware. Selected due to competes in a large metropolitan market area, similar size of branch network, similar interest-bearing funding composition and similar impact of loan loss provisions on earnings.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (12.23% of assets versus 12.80% for all public companies), generated higher earnings as a percent of average assets (0.89% core ROAA versus 0.57% for all public companies) and earned a higher ROE (7.32% core ROE versus 4.61% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were above the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,893	$4,958
Market capitalization ($Mil)	$403	$764
Tangible equity/assets (%)	12.80%	12.23%
Core return on average assets (%)	0.57	0.89
Core return on average equity (%)	4.61	7.32

Pricing Ratios (Averages)(1)
Core price/earnings (x)	17.65x	18.72x
Price/tangible book (%)	115.47%	132.96%
Price/assets (%)	13.13	15.63

(1)	Based on market prices as of August 8, 2014.

Ideally, the Peer Group companies would be comparable to Kearny Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Kearny Financial, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts, publicly-traded Pennsylvania thrifts and institutions comparable to Kearny Financial that have recently completed a second-step conversion offering have been included in the Chapter III tables as well.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for Kearny Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of June 30, 2014, unless indicated otherwise for the Peer Group companies. Kearny Financial’s equity-to-assets ratio of 14.09% slightly exceeded the Peer Group’s average net worth ratio of 13.35%. Accordingly, with the infusion of the net conversion proceeds, the Company’s pro forma equity-to-assets ratio will substantially exceed the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 10.98% and 12.23%, respectively. The increase in Kearny Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Kearny Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Kearny Financial and the Peer Group. The Company’s loans-to-assets ratio of 49.26% was lower than the comparable Peer Group ratio of 70.77%. Comparatively, the Company’s cash and investments-to-assets ratio of 43.26% was above the comparable Peer Group ratio of 23.45%. Overall, Kearny Financial’s interest-earning assets amounted to 92.52% of assets, which was less than the comparable Peer Group ratio of 94.22%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.95% of assets and goodwill/intangibles equal to 1.12% of assets, while the Company maintained BOLI equal to 2.53% of assets and goodwill/intangibles equal to 3.12% of assets.

Kearny Financial’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 70.65% of assets, which was slightly above the Peer Group’s ratio of 67.27%. Comparatively, the Company maintained a slightly lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 14.59% and 18.10% for Kearny Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 85.24% and 85.37%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2014

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk- Based
			Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Kearny Financial Corp. of NJ
June 30, 2014			3.85%	39.41%	2.53%	49.26%	70.65%	14.59%	0.00%	14.09%	3.12%	10.98%	11.59%	-1.07%	28.08%	4.62%	78.06%	5.77%	7.44%	10.75%	19.78%	20.45%

All Public Companies
Averages			5.18%	19.53%	1.84%	68.02%	73.68%	11.33%	0.39%	13.37%	0.68%	12.80%	7.79%	1.26%	12.56%	6.91%	15.22%	10.69%	7.95%	12.09%	20.45%	21.79%
Medians			3.85%	16.53%	1.83%	70.14%	74.72%	9.83%	0.00%	12.75%	0.01%	11.44%	4.64%	-3.07%	9.26%	2.28%	3.65%	2.69%	2.06%	11.22%	17.45%	19.01%

State of NJ
Averages			2.66%	26.88%	2.58%	66.19%	70.18%	13.95%	0.20%	15.13%	0.34%	14.35%	6.36%	3.80%	11.89%	2.54%	21.44%	26.41%	15.08%	12.46%	20.89%	21.96%
Medians			1.65%	24.00%	2.45%	69.65%	71.94%	13.18%	0.00%	13.08%	0.00%	11.07%	2.47%	1.41%	9.14%	-0.88%	23.66%	2.62%	11.40%	10.39%	18.21%	19.12%

Comparable Recent Conversions(2)
EBSB	Meridian Bancorp, Inc.	MA	3.22%	7.94%	1.40%	84.55%	83.84%	6.04%	0.00%	9.29%	0.51%	8.78%	17.70%	-18.67%	25.93%	20.54%	0.40%	6.52%	6.93%	8.24%	9.05%	10.23%

Comparable Group
Averages			3.61%	19.84%	1.95%	70.77%	67.27%	17.58%	0.52%	13.35%	1.12%	12.23%	16.12%	5.45%	21.04%	15.76%	22.62%	13.28%	9.44%	11.67%	17.11%	18.12%
Medians			1.60%	19.63%	2.07%	69.19%	69.09%	16.79%	0.00%	12.65%	0.62%	10.22%	3.28%	-8.82%	9.26%	1.74%	16.05%	4.36%	4.42%	10.85%	16.29%	17.55%

Comparable Group
BKMU	Bank Mutual Corporation	WI	1.60%	24.12%	2.57%	66.70%	73.41%	11.52%	0.00%	12.39%	0.01%	12.38%	-0.80%	-18.53%	9.26%	-4.54%	29.80%	4.36%	4.42%	11.22%	16.88%	18.13%
CFFN	Capitol Federal Financial, Inc.	KS	0.98%	28.87%	0.67%	67.90%	51.54%	30.88%	0.00%	16.60%	0.00%	16.60%	-2.26%	-17.12%	5.86%	0.57%	-3.90%	-7.73%	-7.73%	14.40%	33.50%	33.70%
DCOM	Dime Community Bancshares, Inc.	NY	1.34%	2.29%	1.32%	91.95%	61.68%	23.67%	1.64%	10.43%	1.29%	9.13%	8.87%	-8.82%	10.28%	1.74%	34.73%	9.69%	11.22%	9.20%	12.23%	12.85%
NFBK	Northfield Bancorp, Inc.	NJ	1.33%	32.97%	4.72%	57.54%	55.06%	19.86%	0.00%	24.12%	0.62%	23.50%	-0.01%	-22.17%	18.46%	-3.46%	29.59%	-9.83%	-10.01%	18.74%	24.91%	26.16%
NWBI	Northwest Bancshares, Inc.	PA	4.88%	14.37%	1.80%	73.58%	73.07%	11.00%	1.30%	13.57%	2.27%	11.30%	-0.77%	-14.41%	3.48%	-0.16%	1.25%	-4.94%	-6.11%	10.85%	16.29%	17.55%
OCFC	OceanFirst Financial Corp.	NJ	1.88%	22.80%	2.37%	70.12%	73.22%	15.77%	1.18%	9.27%	0.00%	9.27%	1.02%	-15.65%	8.26%	0.10%	7.31%	-0.20%	-0.20%	9.45%	14.22%	15.47%
ORIT	Oritani Financial Corp.	NJ	0.60%	14.83%	2.17%	79.74%	50.35%	30.81%	0.00%	16.76%	0.00%	16.76%	10.89%	16.76%	10.02%	11.36%	16.05%	1.46%	1.46%	14.34%	16.63%	17.79%
PFS	Provident Financial Services, Inc.	NJ	1.57%	19.91%	2.07%	69.19%	69.09%	16.79%	0.00%	13.27%	4.80%	8.47%	16.16%	9.70%	18.55%	11.22%	46.40%	13.66%	13.28%	9.38%	10.78%	11.85%
TRST	TrustCo Bank Corp NY	NY	13.54%	19.63%	0.00%	64.48%	87.06%	3.96%	0.00%	8.39%	0.01%	8.38%	3.28%	-5.82%	9.00%	2.63%	2.94%	10.44%	10.46%	8.21%	16.57%	17.83%
UBNK	United Financial Bancorp, Inc.	CT	1.73%	19.35%	2.34%	71.61%	77.10%	9.22%	0.15%	12.65%	2.43%	10.22%	136.33%	139.51%	130.45%	150.65%	77.70%	119.75%	78.22%	11.77%	12.70%	13.31%
WSFS	WSFS Financial Corporation	DE	10.30%	19.06%	1.38%	65.65%	68.36%	19.90%	1.45%	9.36%	0.83%	8.53%	4.64%	-3.47%	7.82%	3.24%	6.95%	9.37%	8.80%	10.82%	13.53%	14.68%

(1)	Includes loans held for sale.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, based on IEA/IBL ratios of 108.54% and 110.37%, respectively. The additional capital realized from stock proceeds should serve to provide Kearny Financial with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Kearny Financial’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2014 or the most recent twelve month period available for the Peer Group companies. The Peer Group’s balance sheet growth rates were impacted by acquisition related growth involving the merger of United Financial Bancorp and Rockville Financial. Likewise, Kearny Financial’s growth rates reflect the impact of the Atlas Bank acquisition. Kearny Financial recorded an 11.59% increase in assets, versus asset growth of 16.12% recorded by the Peer Group. Asset growth for Kearny Financial was largely realized through a 28.08% increase in loans, which was in part funded by a 1.07% reduction in cash and investments. Asset growth for the Peer Group was primarily sustained by a 21.04% increase in loans and was supplemented with a 5.45% increase in cash and investments.

The Company’s asset growth was funded by a 4.62% increase in deposits and a 78.06% increase in borrowings. Comparatively, asset growth for the Peer Group was funded through deposit growth of 15.76% and a 22.62% increase in borrowings. The Company’s tangible capital increased by 7.44%, which was slightly below the Peer Group’s tangible growth rate of 9.44%. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additional stock repurchases and implementation of any dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2014, unless otherwise indicated for the Peer Group companies. Kearny Financial

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2014

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		(%)
Kearny Financial Corp. of NJ
June 30, 2014			0.31%	2.92%	0.67%	2.25%	0.10%	2.15%	0.00%	0.21%	1.94%	0.02%	0.00%	0.13%	3.17%	0.85%	2.32%	$7,941	29.27%

All Public Companies
Averages			0.56%	3.64%	0.65%	3.00%	0.12%	2.87%	0.26%	0.57%	2.99%	-0.01%	0.00%	0.16%	3.92%	0.81%	3.07%	$5,709	28.52%
Medians			0.58%	3.61%	0.64%	3.04%	0.08%	2.94%	0.04%	0.47%	2.81%	0.00%	0.00%	0.23%	3.89%	0.81%	3.10%	$5,022	32.55%

State of NJ
Averages			0.54%	3.48%	0.66%	2.82%	0.21%	2.61%	0.02%	0.32%	2.12%	-0.01%	0.00%	0.29%	3.78%	0.81%	3.05%	$7,981	34.45%
Medians			0.59%	3.44%	0.67%	2.88%	0.09%	2.72%	0.00%	0.23%	2.08%	0.00%	0.00%	0.35%	3.76%	0.78%	3.09%	$6,451	34.35%

Comparable Recent Conversions(2)
EBSB	Meridian Bancorp, Inc.	PA	0.62%	3.81%	0.81%	3.00%	0.26%	2.74%	0.02%	0.37%	2.58%	0.39%	0.00%	0.32%	4.08%	1.00%	3.08%	$6,386	34.34%

Comparable Group
Averages			0.84%	3.61%	0.65%	2.97%	0.09%	2.88%	0.03%	0.60%	2.13%	-0.08%	0.00%	0.44%	3.88%	0.84%	3.04%	$8,165	37.06%
Medians			0.82%	3.46%	0.50%	3.08%	0.07%	2.95%	0.01%	0.53%	2.04%	0.00%	0.00%	0.43%	3.81%	0.67%	3.19%	$6,579	34.40%

Comparable Group
BKMU	Bank Mutual Corporation	WI	0.51%	3.39%	0.46%	2.94%	0.10%	2.84%	0.09%	0.86%	2.96%	0.00%	0.00%	0.32%	3.77%	0.58%	3.19%	$3,428	38.33%
CFFN	Capitol Federal Financial, Inc.	KS	0.81%	3.16%	1.19%	1.97%	0.01%	1.97%	0.00%	0.24%	1.01%	0.00%	0.00%	0.40%	3.24%	1.46%	1.78%	$13,271	32.96%
DCOM	Dime Community Bancshares, Inc.	NY	1.01%	4.14%	1.14%	3.00%	-0.02%	3.02%	0.00%	0.19%	1.51%	0.02%	0.00%	0.70%	4.35%	1.36%	2.99%	$11,291	41.02%
NFBK	Northfield Bancorp, Inc.	NJ	0.77%	3.37%	0.57%	2.80%	0.06%	2.75%	0.00%	0.34%	1.86%	0.00%	0.00%	0.45%	3.64%	0.92%	2.72%	$8,807	36.92%
NWBI	Northwest Bancshares, Inc.	PA	0.82%	3.86%	0.74%	3.12%	0.27%	2.85%	0.00%	0.84%	2.67%	0.11%	0.00%	0.31%	4.25%	0.97%	3.28%	$3,891	27.34%
OCFC	OceanFirst Financial Corp.	NJ	0.73%	3.48%	0.33%	3.15%	0.07%	3.07%	0.04%	0.73%	2.52%	-0.20%	0.00%	0.38%	3.64%	0.42%	3.22%	$6,387	34.40%
ORIT	Oritani Financial Corp.	NJ	1.40%	4.38%	1.06%	3.32%	0.02%	3.29%	0.00%	0.18%	1.35%	0.00%	0.00%	0.73%	4.62%	1.33%	3.29%	$15,268	34.35%
PFS	Provident Financial Services, Inc.	NJ	0.89%	3.46%	0.50%	2.96%	0.07%	2.89%	0.01%	0.53%	2.04%	-0.05%	0.00%	0.45%	3.81%	0.67%	3.14%	$8,572	33.51%
TRST	TrustCo Bank Corp NY	NY	0.97%	3.41%	0.33%	3.08%	0.13%	2.95%	0.01%	0.60%	1.82%	0.04%	0.00%	0.59%	3.48%	0.40%	3.08%	$6,453	37.98%
UBNK	United Financial Bancorp, Inc.	CT	0.06%	3.65%	0.44%	3.21%	0.14%	3.07%	0.14%	0.47%	2.62%	-0.88%	0.00%	0.12%	3.95%	0.66%	3.29%	$6,579	65.42%
WSFS	WSFS Financial Corporation	DE	1.25%	3.42%	0.34%	3.08%	0.13%	2.95%	0.09%	1.59%	3.03%	0.09%	0.00%	0.43%	3.97%	0.46%	3.51%	$5,873	25.46%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

and the Peer Group reported net income to average assets ratios of 0.31% and 0.84%, respectively. Higher levels of net interest income and non-interest operating income accounted for the Peer Group’s higher return, which was slightly offset by the Company’s lower level of operating expenses.

The Peer Group’s higher net interest income ratio was primarily realized through maintenance of a higher interest income ratio, as interest expense ratios were similar for the Company and the Peer Group. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (3.88% versus 3.17% for the Company) and a higher concentration of assets maintained in interest-earning assets. The Company’s and the Peer Group’s similar interest expense ratios were indicative of their similar cost of funds (0.85% for the Company versus 0.84% for the Peer Group), as well as the Company’s and the Peer Group’s similar levels of interest-bearing liabilities as a percent of assets. Overall, Kearny Financial and the Peer Group reported net interest income to average assets ratios of 2.25% and 2.97%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 1.94% and 2.13%, respectively. The Company’s lower operating expense ratio was viewed to be in part attributable to an interest-earning asset composition that consisted of a higher concentration of cash and investments and a lower concentration of loans relative to the Peer Group’s interest-earning asset composition. Additionally, the Company’s less significant diversification into areas that generate sources of non-interest operating income would tend to support a lower level of operating expenses. At the same time, the Company’s lower operating expense ratio was achieved despite maintaining a comparatively higher number of employees maintained relative to its asset size. Assets per full time equivalent employee equaled $7.941 million for the Company, versus $8.165 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Group’s. Expense coverage ratios for Kearny Financial and the Peer Group equaled 1.16x and 1.39x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.21% and 0.63% of Kearny Financial’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Kearny Financial’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 78.86% was less favorable than the Peer Group’s efficiency ratio of 59.17%.

Loan loss provisions had a similar impact on the Company’s and the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.10% and 0.09% of average assets, respectively.

Net non-operating gains amounted to 0.02% of average assets for the Company, while the Peer Group’s earnings reflected a net non-operating loss equal to 0.08% of average assets. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a larger impact on the Peer Group’s earnings, as the Company and the Peer Group posted effective tax rates of 29.27% and 37.06%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 35.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities as compared to the Peer Group (37.42% of assets versus 39.66% for the Peer Group), as the Company’s higher concentration of mortgage-backed securities was more than offset by the Peer Group’s higher concentration of 1-4 family permanent mortgage loans. Loans serviced for others equaled 0.68% and 6.71% of the Company’s and the Peer Group’s assets, respectively, thereby indicating that loan servicing

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2014

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Serviced	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	For Others	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Kearny Financial Corp. of NJ
June 30, 2014			20.88%	16.54%	0.21%	12.28%	15.74%	1.92%	2.96%	52.68%	$23,767	$284

All Public Companies
Averages			12.91%	28.23%	2.86%	7.33%	17.20%	4.30%	5.31%	66.43%	$2,158,147	$15,535
Medians			11.02%	26.24%	1.91%	2.56%	17.12%	3.22%	4.73%	66.77%	$74,862	$402

State of	NJ
Averages			14.19%	28.21%	2.14%	9.84%	20.11%	2.60%	3.71%	65.51%	$125,038	$612
Medians			12.58%	27.66%	2.21%	2.59%	17.61%	2.54%	3.75%	70.85%	$865	$2

Comparable Recent Conversions(1)
EBSB	Meridian Bancorp, Inc.	MA	0.50%	16.93%	7.78%	10.74%	38.49%	9.21%	2.30%	89.82%	$163,385	$716

Comparable Group
Averages			14.14%	25.52%	1.90%	15.11%	17.28%	3.61%	4.77%	67.51%	$332,801	$1,833
Medians			13.23%	21.56%	1.18%	2.58%	14.73%	2.79%	4.95%	71.03%	$205,373	$741
Comparable Group
BKMU	Bank Mutual Corporation	WI	23.54%	25.07%	5.99%	12.24%	10.66%	8.48%	4.95%	65.92%	$1,112,812	$8,213
CFFN	Capitol Federal Financial, Inc.	KS	21.08%	65.28%	0.60%	0.11%	0.52%	0.00%	1.48%	42.93%	$205,373	$741
DCOM	Dime Community Bancshares, Inc.	NY	0.67%	1.46%	0.00%	73.52%	17.12%	0.00%	0.31%	72.95%	$5,996	$415
NFBK	Northfield Bancorp, Inc.	NJ	30.67%	5.66%	0.57%	32.96%	14.49%	1.45%	1.53%	72.59%	$0	$0
NWBI	Northwest Bancshares, Inc.	PA	7.41%	38.44%	2.41%	2.17%	14.73%	4.43%	11.68%	65.64%	$794,623	$1,360
OCFC	OceanFirst Financial Corp.	NJ	14.13%	37.77%	3.14%	0.94%	20.73%	2.79%	5.50%	65.91%	$786,094	$3,772
ORIT	Oritani Financial Corp.	NJ	12.94%	4.79%	1.10%	28.06%	42.39%	0.35%	0.47%	85.30%	$4,503	$0
PFS	Provident Financial Services, Inc.	NJ	12.23%	18.59%	2.33%	11.11%	22.46%	4.83%	3.84%	71.03%	$207,976	$1,120
TRST	TrustCo Bank Corp NY	NY	13.23%	52.12%	1.12%	0.63%	2.23%	0.66%	8.72%	48.66%	$0	$0
UBNK	United Financial Bancorp, Inc.	CT	4.15%	21.56%	1.18%	2.58%	12.88%	4.42%	6.58%	73.03%	$414,882	$4,084
WSFS	WSFS Financial Corporation	DE	15.53%	10.00%	2.45%	1.88%	31.92%	12.34%	7.41%	78.61%	$128,550	$459

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

income had a larger impact on the Peer Group’s earnings. Loan servicing intangibles constituted a relatively small balance sheet item for both the Company and the Peer Group.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group. The Peer Group’s loan portfolio composition reflected slightly higher concentrations of commercial real estate loans (17.28% of assets versus 15.74% of assets for the Company), multi-family loans (15.11% of assets versus 12.28% of assets for the Company), construction/land loans (1.90% of assets versus 0.21% of assets for the Company), commercial business loans (3.61% of assets versus 1.92 of assets for the Company) and consumer loans (4.77% of assets versus 2.96% of assets for the Company). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 33.11% and 42.67% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a lower risk weighted assets-to-assets ratio of 52.68% compared to 67.51% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Kearny Financial’s interest rate risk characteristics implied greater interest rate risk exposure relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly below the respective Peer Group ratios. Likewise, a greater degree of balance sheet interest rate risk exposure was implied by the Company’s higher ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Kearny Financial and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that the interest rate risk associated with their respective net interest margins was fairly similar, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2014

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Kearny Financial Corp. of NJ
June 30, 2014			11.0%	108.5%	7.5%	-3	-4	-1	-4	7	6

All Public Companies			12.9%	108.6%	7.3%	2	-2	5	1	-2	-7
State of	NJ		15.1%	113.5%	4.3%	-5	-2	3	4	-2	-4

Comparable Recent Conversions(1)
EBSB	Meridian Bancorp, Inc.	MA	8.8%	106.5%	4.3%	-3	-3	-7	4	-13	6

Comparable Group
Average			12.3%	110.6%	5.8%	4	-3	-1	1	-1	-6
Median			10.5%	108.7%	5.2%	2	-3	-1	2	0	-4

Comparable Group
BKMU	Bank Mutual Corporation	WI	12.4%	108.8%	7.6%	3	1	7	14	2	11
CFFN	Capitol Federal Financial, Inc.	KS	16.6%	118.6%	2.3%	2	9	2	0	0	-4
DCOM	Dime Community Bancshares, Inc.	NY	9.3%	109.9%	4.4%	-8	-16	-10	-19	9	-23
NFBK	Northfield Bancorp, Inc.	NJ	23.6%	122.6%	8.2%	-8	8	-13	15	6	-11
NWBI	Northwest Bancshares, Inc.	PA	11.6%	108.7%	7.2%	8	-7	-1	-2	-6	-9
OCFC	OceanFirst Financial Corp.	NJ	9.3%	105.1%	5.2%	-1	0	16	-1	5	-13
ORIT	Oritani Financial Corp.	NJ	16.8%	117.3%	4.8%	-19	-12	-8	10	-22	12
PFS	Provident Financial Services, Inc.	NJ	8.9%	105.6%	9.3%	-2	-2	-1	2	-3	0
TRST	TrustCo Bank Corp NY	NY	8.4%	107.3%	2.3%	4	-3	3	4	-7	-3
UBNK	United Financial Bancorp, Inc.	CT	10.5%	107.2%	7.3%	61	-9	-8	-14	2	-25
WSFS	WSFS Financial Corporation	DE	8.6%	105.9%	5.0%	7	-7	8	9	0	3

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

liabilities will be funding a lower portion of Kearny Financial’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be fairly similar to the Peer Group’s credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.77% and 1.45%, respectively, versus comparable measures of 1.23% and 1.56% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 48.95% and 85.11%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.71% for the Company, versus 1.09% for the Peer Group. Net loan charge-offs were a similar factor for the Company and the Peer Group, as net loan charge-offs for the Company and the Peer Group equaled 0.11% of loans and 0.13% of loans, respectively.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2014

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (1)	Loans HFI	NPLs (1)	90+Del (1)	Chargeoffs (2)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Kearny Financial Corp. of NJ
June 30, 2014			0.05%	0.77%	1.45%	0.71%	48.95%	46.00%	$1,890	0.11%

All Public Companies
Averages			0.36%	2.28%	2.68%	1.29%	81.20%	66.11%	$4,014	0.26%
Medians			0.19%	1.75%	2.00%	1.20%	64.13%	50.70%	$650	0.13%

State of	NJ
Averages			0.39%	3.63%	4.53%	1.13%	58.25%	37.01%	$3,122	0.38%
Medians			0.10%	2.95%	3.20%	1.24%	49.20%	30.49%	$2,063	0.14%

Comparable Recent Conversions(3)
EBSB	Meridian Bancorp, Inc.	PA	0.05%	1.75%	1.99%	1.11%	55.54%	53.90%	$1,639	0.07%

Comparable Group
Averages			0.12%	1.23%	1.56%	1.09%	85.11%	70.46%	$4,685	0.13%
Medians			0.10%	1.09%	1.49%	1.24%	73.86%	63.57%	$1,966	0.13%

Comparable Group
BKMU	Bank Mutual Corporation	WI	0.26%	0.83%	0.83%	1.44%	173.10%	118.07%	$1,966	0.13%
CFFN	Capitol Federal Financial, Inc.	KS	0.04%	0.34%	0.45%	0.15%	32.94%	29.44%	$639	0.01%
DCOM	Dime Community Bancshares, Inc.	NY	0.02%	0.57%	0.53%	0.49%	93.17%	79.82%	$205	0.01%
NFBK	Northfield Bancorp, Inc.	NJ	0.02%	1.54%	2.55%	1.67%	65.54%	63.57%	$2,057	0.14%
NWBI	Northwest Bancshares, Inc.	PA	0.19%	1.92%	2.32%	1.21%	52.30%	47.07%	$22,874	0.40%
OCFC	OceanFirst Financial Corp.	NJ	0.21%	2.95%	3.85%	1.27%	32.87%	30.49%	$1,589	0.10%
ORIT	Oritani Financial Corp.	NJ	0.12%	0.69%	0.71%	1.24%	174.72%	143.90%	$680	0.03%
PFS	Provident Financial Services, Inc.	NJ	0.08%	1.51%	2.05%	1.08%	52.81%	49.92%	$8,030	0.15%
TRST	TrustCo Bank Corp NY	NY	0.18%	1.26%	1.65%	1.56%	94.61%	81.06%	$6,654	0.23%
UBNK	United Financial Bancorp, Inc.	CT	0.06%	0.84%	0.78%	0.58%	73.86%	49.42%	$784	0.04%
WSFS	WSFS Financial Corporation	DE	0.10%	1.09%	1.49%	1.35%	90.27%	82.28%	$6,055	0.21%

(1)	Includes TDRs for the Company and the Peer Group.
(2)	Net loan chargeoffs are shown on a last twelve month basis.
(3)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Kearny Financial’s operations and financial condition; (2) monitor Kearny Financial’s

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Kearny Financial’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions (including those in the offering phase). If, during the conversion process, material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Kearny Financial’s value, or Kearny Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of cash and investments and a lower concentration of loans. Diversification into higher risk and higher yielding types of loans was more significant for the Peer Group and the Peer Group also maintained a higher concentration of 1-4 family loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. Kearny Financial’s funding composition reflected slightly higher and lower levels of deposits and borrowings, respectively, which translated into similar cost of funds for the Company and the Peer Group. Overall, as a percent of assets, the Company maintained a lower level of interest-earning assets and a similar level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•	Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were slightly lower to the comparable ratios for the Peer Group. Loss reserves as a percent of non-performing loans and as a percent of loans were lower for the Company. Net loan charge-offs as a percent of loans were similar for the Company and the Peer Group. The Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio, which was consistent with the Company’s lower concentration of assets maintained in loans. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group (43.26% of assets versus 23.45% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into cash and investments. The Company was viewed as having slightly greater future borrowing capacity relative to the Peer Group, based on the slightly lower level of borrowings currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a slightly lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a similar cost of funds for the Company and the Peer Group. Total interest-bearing liabilities as a percent of assets were approximately the same for the Company and the Peer Group. Following the stock offering, the increase in the Company’s capital

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•	Capital. The Company currently operates with a slightly lower tangible equity-to-assets ratio than the Peer Group. Following the stock offering, Kearny Financial’s pro forma tangible capital position will be well above the Peer Group’s tangible equity-to-assets ratio. The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Kearny Financial’s balance sheet strength was considered to be more favorable than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.31% of average assets versus 0.84% for the Peer Group), as the Peer Group maintained earnings advantages with respect to net interest income and non-interest operating income, which were slightly offset by the Company’s lower level of operating expenses. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be less favorable than the Peer Group’s earnings and, thus, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company operated with a lower net interest income ratio, a lower operating expense ratio and a lower level of non-interest operating income. The Company’s ratios for net interest income and operating expenses resulted in a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.16x versus 1.39X for the Peer Group). Similarly, the Company’s efficiency ratio of 78.86% was less favorable than the Peer Group’s efficiency ratio of 59.17%. Loan loans provisions had a similar impact on the Company’s and the Peer Group’s earnings. Overall, these

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain less favorable than the Peer Group’s earnings on a ROAA basis. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a similar degree of volatility was associated with their respective net interest margins. Measures of balance sheet interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios implied a greater degree of interest rate risk exposure was associated with the Company’s balance sheet. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will likely exceed the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a comparable factor in the Company’s and the Peer Group’s earnings (0.10% of average assets versus 0.09% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Peer Group. The Company’s credit quality measures generally implied a slightly lower degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a lower interest rate spread than the Peer Group, which would tend to continue to provide for a lower net interest income ratio for the Company going forward based on the current prevailing interest rate environment. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will remain lower than the Peer Group’s core ROE. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

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On balance, Kearny Financial’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

3. Asset Growth

Comparative twelve-month asset growth rates for the Company and the Peer Group showed an 11.59% increase in the Company’s assets, versus a 16.12% increase in the Peer Group’s assets. Asset growth for the Company was mostly attributable to loan growth, which included loan growth realized from the acquisition of Atlas Bank. Similarly, asset growth for the Peer Group was supported by acquisition related growth by one of the Peer Group companies and consisted primarily of loan growth. Overall, the Company’s and the Peer Group’s asset growth trends would be viewed to be fairly similar in terms of supporting future earnings growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4. Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Kearny Financial’s primary market area is the New York MSA, particularly the central and northern New Jersey markets. The Company’s market area is comprised of a mix of suburban and urban markets with varied demographic characteristics in terms of growth and affluence. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment for providers of financial services. The May 2014 unemployment rate for the New York MSA was slightly above and slightly below the respective comparable unemployment rates for the U.S. and New Jersey.

On average, the Peer Group companies generally operate in markets with similar populations compared to the primary market area counties served by the Company’s branch network. Population growth rates for the primary market area counties served by the Peer Group companies were fairly consistent with the population growth rate for the New York MSA. The New York MSA has a higher per capita income compared to the Peer Group’s average and

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IV.7

median per capita income measures, while per capita income measures for the Company’s primary market area counties were varied and included some counties with lower per capita income relative to the Peer Group’s average and median per capita income measures. The average deposit market share maintained by the Peer Group companies was well above the Company’s market share of deposits in Hudson County, while the Peer Group’s median deposit market shares was only slightly above the Company’s deposit market share in Hudson County. Overall, the degree of competition faced by the Peer Group companies was viewed to be less than faced by Kearny Financial, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be similar to the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-5. As shown in Table 4.1, May 2014 unemployment rates for the markets served by the Peer Group companies were, on average, slightly below the May 2014 unemployment rate for the New York MSA and somewhat below the May 2014 unemployment rate for Hudson County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Kearny Financial and the Peer Group Companies (1)

	County	May 2014 Unemployment
Kearny Financial - NJ	Hudson	7.5%
	New York MSA	6.6%

Peer Group Average		6.3%

Bank Mutual Corporation - WI	Milwaukee	7.0%
Capitol Federal Financial - KS	Shawnee	4.9%
Dime Community Bancshares - NY	Kings	8.3%
Northfield Bancorp, Inc. - NJ	Middlesex	6.2%
Northwest Bancshares - PA	Warren	4.9%
OceanFirst Financial Corp. - NJ	Ocean	6.7%
Oritani Financial Corp. - NJ	Bergen	5.7%
Provident Financial Services - NJ	Hudson	7.5%
TrustCo Bank Corp. - NY	Schenectady	5.4%
United Financial Bancorp - CT	Hartford	7.2%
WSFS Financial Corp. - DE	New Castle	5.9%

(1)	Unemployment rates are not seasonally adjusted

Source: SNL Financial

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IV.8

5. Dividends

The Company currently does not pay a dividend. Following the second-step offering, Kearny Financial has indicated its intention to pay a quarterly cash dividend of $0.02 per share for an annual cash dividend of $0.08 per share, which is equal to a 0.8% yield based on the $10.00 per share IPO price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All eleven of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.66% to 4.69%. The average dividend yield on the stocks of the Peer Group institutions was 3.10% as of August 8, 2014. Comparatively, as of August 8, 2014, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.89% The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s indicated dividend policy provides for a lower yield compared to the Peer Group’s average dividend yield, while the Company’s implied payout ratio was below and above the Peer Group’s respective average and median payout ratios. At the same time, the Company’s tangible equity-assets ratio, which will be at levels exceeding the Peer Group’s ratio across the conversion offering range, will provide Kearny Financial the capacity to pay a dividend comparable to the Peer Group’s average dividend yield. On balance, we concluded that no adjustment was warranted for this factor.

6. Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Ten of the Peer Group companies trade on the NASDAQ Global Select Market and Provident Financial Services trades on the New York Stock Exchange. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $282 million to $1.7 billion as of August 8, 2014, with average and median market values of $764 million and $674 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 8.9 million to 142.0 million, with average and median shares outstanding of 59.8 million and 52.8 million, respectively. The Company’s second-step stock

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offering is expected to provide for a pro forma market value and shares outstanding that will be in the upper end of the Peer Group’s ranges for market values and shares outstanding. Consistent with all but one of the Peer Group companies, the Company’s stock will also be quoted on the NASDAQ Global Select Market following the stock offering. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7. Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Kearny Financial’s stock: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift franchises based in New Jersey; and (D) the market for the public stock of Kearny Financial. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices for thrifts.

In terms of assessing general stock market conditions, the performance of the overall stock market has generally shown an upward trend in recent quarters. Stocks retreated at the start of 2014, as profit taking and a disappointing employment report for December weighed on the broader stock market. Mixed fourth quarter earnings reports translated into an up and down stock market in mid-January. Concerns about weakening economies in emerging market countries precipitated a global stock market selloff heading into the second half of January, as the DJIA posted five consecutive losses. News that the Federal Reserve voted

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again to scale back its monthly bond buying program by another $10 billion, despite recent turmoil in emerging markets and soft jobs data, added to the selloff to close out January. A significant decline in January manufacturing activity drove stocks sharply lower at the start of February. Stocks rebounded heading into mid-February, as disappointing job growth reflected in the January employment report and congressional testimony by the new Federal Reserve Chairwoman eased investor concerns that the Federal Reserve would not continue on its current course of easy monetary policies. The release of minutes from the Federal Reserve’s previous meeting, which indicated that some Federal Reserve officials were considering raising interest rates sooner than expected, pressured stocks lower heading into the second half of February. Despite data showing a softening economy, stocks traded higher to close out February. Stocks declined sharply on the first day of trading in March as the Ukraine crisis sparked a global selloff, which was followed by a rebound in the stock market to close out the first week of March as the threat of the Ukraine crisis escalating diminished and the February employment report showed better-than-expected job growth. Data showing that China’s economy weakened sharply during the first two months of 2014 and rising tensions in Ukraine contributed to stocks trading lower into mid-March. The broader stock market traded unevenly in the second half of March, as investors reacted to mixed reports on the economy and comments from the Federal Reserve Chairwoman signaling that the Federal Reserve could begin raising interest rates earlier than expected. New assurances from the Federal Reserve Chairwoman on the Federal Reserve’s plan to keep rates low until the job market returned to normal health and remarks from China’s premier that the Chinese government was ready to take steps to support China’s economy helped to lift stocks at the close of March.

Stocks edged higher at the start of the second quarter of 2014, which was followed by a downturn as investors reacted to March employment data in which the unemployment rate was unchanged from February and job growth was slightly below expectations. Led by advances in technology shares, the broader stock market traded higher for the first time in four sessions at the start of the first quarter earnings season. Stocks retreated heading into mid-April, with once high-flying biotechnology and Internet companies leading the decline. A strong retail sales report for March helped stocks to rebound in mid-April, with technology stocks leading the market higher. Investor confidence was also bolstered by reassurances from the Federal Reserve Chairwoman on maintaining her stance for keeping interest rates low. A rebound in technology stocks and a series of deals in the healthcare sector helped to extend gains in the broader stock market heading into late-April. The DJIA closed at a

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IV.11

record high at the end of April, as a number of positive first quarter earnings reports helped to offset investors’ worries about tensions in Ukraine and slowing growth in China. Stocks traded unevenly during the first three weeks of May, as investors reacted to mixed data on the economy and gravitated towards lower risk investments. The release of minutes from the Federal Reserve’s April policy meeting, which suggested that Federal Reserve officials were in no hurry to raise interest rates, and better-than-expected new home sales for April contributed to gains in the broader stock market heading into the last week of May. Stocks closed out May on an upswing, despite a downward revision to first quarter GDP growth to a negative annual growth rate of 1.0%. Favorable reports for May manufacturing and service activity, along with a May jobs report that generally met expectations, supported a continuation of a positive trend in the broader stock market during the first week of June. Instability in Iraq and a spike in oil prices weighed on stocks heading into mid-June. Stocks rebounded at the conclusion of the Federal Reserve’s policy meeting in mid-June, as the Federal Reserve indicated that it planned to maintain its current policy of keeping its target interest rate near zero and reduce its monthly purchases of long-term bonds from $45 billion to $35 billion. Optimism about the U.S. economy and the Federal Reserve’s commitment to keep interest rates low spurred the DJIA and the S&P 500 to record highs heading into late-June. Followings six consecutive sessions of closing higher, the broader stock market closed out the second quarter with mixed results.

Better-than-expected job growth reflected in June employment report contributed to stock market gains in early-July, with the DJIA moving to a first time close above 17000. The DJIA retreated back under 17000 following the record close, as caution prevailed ahead of the second quarter earnings season. Some better-than-expected earnings reports coming out of the banking and technology sectors helped to propel the DJIA to record highs in mid-July. Global tensions in Ukraine and the Middle East pressured stocks lower heading into late-July. Stocks tumbled lower at the end of July, as worries about the global economy, including Europe’s prolonged economic slump and Argentina defaulting on its debt, translated into a broad-based selloff. In the first full trading week of August, weaker–than-expected job growth reflected in the July employment report and ongoing geopolitical concerns pushed the DJIA to its lowest close since late-April which was followed by the DJIA rebounding on the last trading day of the week. On August 8, 2014, the DJIA closed at 16553.93, an increase of 7.3% from one year ago and a decrease of 0.1% year-to-date, and the NASDAQ closed at 4370.90, an increase of 19.4% from one year ago and an increase of 4.7% year-to-date. The Standard & Poor’s 500 Index closed at 1931.59 on August 8, 2014, an increase of 14.2% from one year ago

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and an increase of 4.5% year-to-date.

Thrift stocks slightly underperformed the broader stock market over the past few quarters. Shares of thrift issues traded down at the start of 2014, as the 10-year Treasury yield approached 3.0% in early-January. Thrift stocks were also hurt by the disappointing employment report for December and then traded in a narrow range in mid-January, as investors reacted to mixed fourth quarter earnings reports coming out the banking sector at the start of the fourth quarter earnings season. Financial shares participated in the selloff experienced in the broader stock market during the second half of January and the first trading day of February. Janet Yellen’s debut congressional testimony as Federal Reserve Chairwoman helped to spark a rally in thrift stocks heading into mid-February, as she indicated that there were no plans to change course from the Federal Reserve’s current monetary policies. Thrift issues generally followed trends in the broader stock market in late-February and at the start of March, rallying at the end of February and then selling off at the start of March. Lessening concerns about Ukraine, financial sector merger activity and rising home prices boosted thrift shares following the March 1 selloff. The mid-March global selloff sparked by news of a slowdown in China’s economy impacted thrift shares as well, which was followed by an upward movement in shares in connection some favorable economic data including a pick-up in industrial production. Mixed signals from the Federal Reserve regarding the end of its quantitative easing program and a decline in February pending home sales were factors that pressured thrift stocks lower in late-March. Thrift stocks traded up at the end of the first quarter, as comments by the Federal Reserve Chairwoman that the Federal Reserve would continue to support the economic recovery were well received in the broader stock market.

Consistent with the broader stock market, thrift stocks traded lower in early-April 2014 with the release of the March employment report. A disappointing first quarter earnings report posted by J.P. Morgan, along with a selloff in the broader stock market, pressured financial shares lower heading into mid-April. Led by Citigroup’s better-than-expected first quarter earnings report, financial shares participated in the broader stock market rally going in the second half of April. News that Bank of America would suspend its stock buyback program and a planned increase in its quarterly dividend pressured financial shares lower in late-April. Thrift shares traded in a narrow range during early-May and then bounced higher, as the Federal Reserve Chairwoman reiterated the Federal Reserve’s stance to keep short-term interest rates near zero for the foreseeable future. Fresh concerns over the pace of economic growth and weakness in the housing sector pulled financial shares lower in mid-May.

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Indications that the Federal Reserve was planning to stay the course on keeping interest rates low and a favorable report on new home sales for April boosted thrift shares heading into the last week of May. After trading in a narrow range at the end of May, some favorable economic reports supported gains in thrift shares during the first week of June. Thrift shares showed little movement heading into mid-June and then bounced higher at the conclusion of the Federal Reserve’s mid-June policy meeting, in which the Federal Reserve lowered its forecast for economic growth this year and indicated that interest rates were not expected to rise until 2015. Consistent with the broader stock market, thrift stocks traded in a narrow range at the close of the second quarter.

The favorable employment report for June boosted thrift stocks, along with the broader stock market, at the start of the third quarter of 2014. Financial shares eased lower ahead of the second quarter earnings season. Mixed second earnings reports coming out of the banking sector provided for a narrow trading range for thrift shares through mid-July. Thrift stocks faltered along with stocks in general heading into the second half of July, as investors moved to safe haven investments on reports of a Malaysian airliner being shot down and Israel’s invasion of Gaza. Merger activity in the banking sector helped to lift thrift stocks heading into late-July. Thrift shares traded lower to close out July and at the start of August, as concerns that an improving U.S. economy could prompt the Federal Reserve to raise rates sooner than expected weighed on interest rate sensitive issues. In the first full week trading in August, thrift shares stabilized and then rebounded along with the broader stock market to close out the week. On August 8, 2014, the SNL Index for all publicly-traded thrifts closed at 703.2, an increase of 5.8% from one year ago and a decrease of 0.5% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of

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converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversions and two second-step conversions have been completed during the past three months. The second-step conversion offerings are considered to be more relevant for Kearny Financial’s pro forma pricing. Investors Bancorp’s second-step offering was closed slightly below the maximum of its offering range and Meridian Bancorp’s second-step offering closed slightly above the maximum of its offering range. The average closing pro forma price/tangible book ratio of the two recent second-step conversion offerings equaled 105.6%. On average, the two recent second-step conversion offerings had price appreciation of 5.3% after their first week of trading. As of August 8, 2014, the two recent second-step conversion offerings showed an average price increase of 5.1% from their respective IPO prices.

Shown in Table 4.3 are the current pricing ratios for the four fully-converted offerings completed during the past three months and trade on NASDAQ. The current average P/TB ratio of the NASDAQ traded, fully-converted recent conversions equaled 97.56%, based on closing stock prices as of August 8, 2014.

C. The Acquisition Market

Also considered in the valuation was the potential impact on Kearny Financial’s stock price of recently completed and pending acquisitions of thrift institutions operating in New Jersey. As shown in Exhibit IV-4, there were five acquisitions of thrifts headquartered in New Jersey completed from the beginning of 2010 through August 8, 2014 and there is currently one acquisition pending for a thrift based in New Jersey. The recent acquisition activity involving regional financial institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced some degree of acquisition activity as well and, thus, are subject to the same type of acquisition speculation that may influence Kearny Financial’s stock. However, since converting thrifts are subject to a three-year regulatory

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Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

			Pre-Conversion Data										Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
Institutional Information			Financial Info.		Asset Quality		Offering Information				Contribution to Char. Found.		% Off Incl. Fdn. +Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of Public Off. Excl. Fdn.	Benefit Plans				Initial Div. Yield	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	% Chge	After First Week(3)	% Chge	After First Month(4)	% Chge	Thru 8/8/14	% Chge
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form		ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Blue Hills Bancorp, Inc. - MA*	7/22/14	BHBK- NASDAQ	$1,500	10.30%	0.28%	268%	$277.7	100%	132%	1.4%	C/S	$57K/2.4%	8.0%	4.0%	10.0%	0.7%	0.00%	74.5%	NM	16.3%	0.0%	22.1%	-0.1%	$10.00	$12.38	23.8%	$12.17	21.7%	$12.35	23.5%	$12.35	23.5%
Sunshine Bancorp, Inc. - FL*	7/15/14	SBCP- NASDAQ	$201	13.20%	2.43%	49%	$42.3	100%	132%	3.3%	N.A	N.A.	8.0%	4.0%	10.0%	4.5%	0.00%	67.8%	NM	17.8%	0.0%	26.3%	0.1%	$10.00	$12.03	20.3%	$11.90	19.0%	$11.86	18.6%	$11.86	18.6%

	Averages - Standard Conversions:		$850	11.75%	1.36%	158%	$160.0	100%	132%	2.3%	N.A.	N.A.	8.0%	4.0%	10.0%	2.6%	0.00%	71.1%	NM	17.1%	0.0%	24.2%	0.0%	$10.00	$12.21	22.1%	$12.04	20.4%	$12.11	21.1%	$12.11	21.1%
	Medians - Standard Conversions:		$850	11.75%	1.36%	158%	$160.0	100%	132%	2.3%	N.A.	N.A.	8.0%	4.0%	10.0%	2.6%	0.00%	71.1%	NM	17.1%	0.0%	24.2%	0.0%	$10.00	$12.21	22.1%	$12.04	20.4%	$12.11	21.1%	$12.11	21.1%

Second Step Conversions
Meridian Bancorp, Inc. - MA*	7/29/14	EBSB- NASDAQ	$2,798	9.20%	1.54%	60%	$325.0	59%	118%	2.1%	N.A	N.A.	5.0%	4.0%	10.0%	0.6%	0.00%	102.7%	48.5	17.7%	0.4%	17.3%	2.1%	$10.00	$10.60	6.0%	$10.65	6.5%	$10.63	6.3%	$10.63	6.3%
Investors Bancorp, Inc. - NJ*	5/8/14	ISBC- NASDAQ	$16,437	8.56%	0.95%	124%	$2,195.8	61%	110%	2.1%	C/S	$10M/0.5%	3.0%	4.0%	10.0%	0.1%	0.78%	108.4%	31.0	19.4%	0.6%	18.0%	3.4%	$10.00	$10.42	4.2%	$10.40	4.0%	$10.92	9.2%	$10.38	3.8%

	Averages - Second Step Conversions:		$9,617	8.88%	1.25%	92%	$1,260.4	60%	114%	2.1%	N.A.	N.A.	4.0%	4.0%	10.0%	0.4%	0.39%	105.6%	39.8x	18.6%	0.5%	17.7%	2.7%	$10.00	$10.51	5.1%	$10.53	5.3%	$10.78	7.8%	$10.51	5.1%
	Medians - Second Step Conversions:		$9,617	8.88%	1.25%	92%	$1,260.4	60%	114%	2.1%	N.A.	N.A.	4.0%	4.0%	10.0%	0.4%	0.39%	105.6%	39.8x	18.6%	0.5%	17.7%	2.7%	$10.00	$10.51	5.1%	$10.53	5.3%	$10.78	7.8%	$10.51	5.1%

	Averages - All Conversions:		$5,234	10.32%	1.30%	125%	$710.2	80%	123%	2.2%	N.A.	N.A.	6.0%	4.0%	10.0%	1.5%	0.20%	88.3%	39.8x	17.8%	0.3%	21.0%	1.4%	$10.00	$11.36	13.6%	$11.28	12.8%	$11.44	14.4%	$11.31	13.1%
	Medians - All Conversions:		$2,149	9.75%	1.25%	92%	$301.4	81%	125%	2.1%	N.A.	N.A.	6.5%	4.0%	10.0%	0.6%	0.00%	88.6%	39.8x	17.8%	0.2%	20.1%	1.1%	$10.00	$11.32	13.2%	$11.28	12.8%	$11.39	13.9%	$11.25	12.5%

Note:	* - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

August 8, 2014

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Table 4.3

Market Pricing Comparatives

Prices As of August 8, 2014

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies		$16.11	$402.94	$0.87	$15.46	17.73x	107.44%	13.13%	115.47%	17.65x	$0.30	1.89%	54.24%	$2,893	13.24%	12.72%	2.23%	0.57%	4.56%	0.57%	4.61%
Converted Last 3 Months (no MHC)		$11.31	$1,175.52	$0.14	$12.13	32.98x	95.28%	20.37%	97.56%	39.62x	$0.04	0.39%	7.27%	$5,631	21.74%	21.37%	1.28%	0.32%	2.49%	0.27%	2.27%

Converted Last 3 Months (no MHC)
ISBC	Investors Bancorp Inc of NJ	$10.38	$3,718.84	$0.36	$9.82	30.53x	105.68%	21.30%	108.59%	28.63x	$0.16	1.54%	29.07%	$17,457	20.16%	19.72%	0.85%	0.69%	6.69%	0.73%	7.02%
SBCP	Sunshine Bancorp Inc of FL	$11.86	$50.19	$0.01	$14.76	NM	80.35%	21.15%	80.35%	NM	$0.00	0.00%	0.00%	$237	26.32%	26.32%	2.43%	0.02%	0.08%	0.02%	0.08%
BHBK	Blue Hills Bancorp Inc. of MA	$12.35	$351.57	($0.01)	$13.94	NM	88.59%	20.18%	92.03%	NM	$0.00	0.00%	0.00%	$1,742	22.79%	22.12%	0.28%	0.03%	0.15%	-0.02%	-0.10%
EBSB	Meridian Bancorp, Inc. of MA	$10.63	$581.48	$0.21	$9.98	35.43x	106.51%	18.84%	109.25%	50.62x	$0.00	0.00%	0.00%	$3,087	17.69%	17.33%	1.54%	0.54%	3.05%	0.37%	2.07%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

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IV.17

moratorium from being acquired, acquisition speculation in Kearny Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

D. Trading in Kearny Financial’s Stock

Since Kearny Financial’s minority stock currently trades under the symbol “KRNY” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Kearny Financial had a total of 67,267,865 shares issued and outstanding at June 30, 2014, of which 15,307,528 shares were held by public shareholders and traded as public securities. As of August 8, 2014, the 52 week trading range of the Company’s stock was $9.19 to $15.55 per share and its closing price on August 8, 2014 was $15.37 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on speculation of a range of exchange ratios. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market, and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational

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structure. The Company currently does not have any senior management positions that are vacant. Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, Kearny Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock

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proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses, and cash and stock contribution to the Foundation (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•

Trading of KRNY stock. Converting institutions generally do not have stock outstanding. Kearny Financial, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since Kearny Financial is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the August 8, 2014 closing stock price of $15.37 per share and the 67,267,865 shares of Kearny Financial stock outstanding, the Company’s implied market value of $1.034 billion was considered in the valuation process. However, since the conversion stock will have different characteristics than

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the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Kearny Financial’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. At June 30, 2014, the MHC had net assets of $278,000, which has been added to the Company’s June 30, 2014 equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.01%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 22.76% to 22.75% and the MHC’s ownership interest was increased from 77.24% to 77.25%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that as of August 8, 2014, the aggregate pro forma market value of Kearny Financial’s conversion stock equaled $943,503,710 at the midpoint, equal to 94,350,371 shares at $10.00 per share. The $10.00 per share price was determined by the Kearny Financial Board. The midpoint and resulting valuation range is based on the sale of a 77.25% ownership interest to the public, which provides for a $725,000,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.

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The Company’s reported earnings equaled $10.188 million for the twelve months ended June 30, 2014. In deriving Kearny Financial’s core earnings, the adjustments made to reported earnings were to eliminate gains on the sale of investment securities equal to $1.517 million, loss on sale of real estate owned equal to $441,000 and merger related expenses equal to $391,000. As shown below, assuming an effective marginal tax rate of 35.0% for the earnings adjustments, the Company’s core earnings were estimated to equal $9.743 million for the twelve months ended June 30, 2014.

Amount
($000)
Net income	$10,188
Deduct: Net gain in sale of investment securities(1)	(986)
Add back: Loss on sale of real estate owned(1)	287
Add back: Merger related expenses(1)	254

Core earnings estimate	$9,743

(1)	Tax effected at 35.0%

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $943.5 million midpoint value equaled 83.13x and 86.52x, respectively, indicating premiums of 349.11% and 362.18% relative to the Peer Group’s average reported and core earnings multiples of 18.51x and 18.72x, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples of 16.32x and 15.87x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 409.38% and 445.18%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum equaled 71.95x and 93.94x, respectively, and based on core earnings at the minimum and the maximum equaled 74.94x and 97.70x, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $943.5 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 82.78% and 91.58%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of

RP® Financial, LC.	VALUATION ANALYSIS
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Table 4.4

Public Market Pricing Versus Peer Group

Kearny Financial Corp. and the Comparables

As of August 8, 2014

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Exchange	2nd Step
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio	Proceeds
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	($Mil)
Kearny Financial Corp. of NJ
Maximum			$10.00	$1,084.28	$0.10	$11.41	93.94x	87.64%	25.50%	96.15%	97.70x	$0.08	0.80%	78.16%	$4,252	29.08%	27.21%	0.63%	0.27%	0.93%	0.26%	0.90%	1.6040x	$833.75
Midpoint			$10.00	$943.50	$0.12	$12.08	83.13x	82.78%	22.71%	91.58%	86.52x	$0.08	0.80%	69.22%	$4,155	27.42%	25.46%	0.65%	0.27%	1.00%	0.26%	0.96%	1.3948x	$725.00
Minimum			$10.00	$802.73	$0.13	$12.98	71.95x	77.04%	19.79%	86.06%	74.94x	$0.08	0.80%	59.95%	$4,057	25.68%	23.62%	0.66%	0.27%	1.07%	0.26%	1.03%	1.1855x	$616.25

All Non-MHC Public Companies(6)
Averages			$16.11	$402.94	$0.87	$15.46	17.73x	107.44%	13.13%	115.47%	17.65x	$0.30	1.89%	54.24%	$2,893	13.24%	12.72%	2.23%	0.57%	4.56%	0.57%	4.61%
Median			$13.46	$110.74	$0.63	$14.40	17.07x	94.49%	12.45%	98.73%	16.88x	$0.24	1.75%	41.40%	$899	12.54%	11.44%	1.72%	0.58%	4.49%	0.63%	4.44%

All Non-MHC State of NJ(6)
Averages			$13.49	$784.50	$0.51	$13.44	20.83x	101.78%	16.64%	110.94%	20.89x	$0.33	2.31%	58.02%	$4,218	16.35%	15.50%	1.74%	0.65%	4.55%	0.66%	4.50%
Medians			$13.01	$331.03	$0.46	$12.59	16.78x	97.62%	12.96%	108.59%	17.39x	$0.24	2.15%	50.35%	$2,329	13.27%	11.07%	1.48%	0.69%	5.57%	0.75%	5.50%

State of NJ(6)
CBNJ	Cape Bancorp Inc.	NJ	$10.16	$118.08	$0.54	$12.09	17.52x	84.01%	10.83%	100.21%	18.90x	$0.24	2.36%	41.38%	$1,092	12.89%	11.03%	1.48%	0.60%	4.60%	0.56%	4.23%
CSBK	Clifton Bancorp Inc	NJ	$12.43	$331.03	$0.24	$13.40	NM	92.73%	26.84%	92.73%	NM	$0.24	1.93%	99.47%	$1,232	28.94%	28.94%	0.50%	0.55%	2.74%	0.55%	2.74%
COBK	Colonial Financial Services	(7) NJ	$12.50	$48.25	($0.79)	$15.96	NM	78.30%	8.67%	78.30%	NM	$0.00	0.00%	NM	$557	11.07%	11.07%	5.19%	-0.38%	-3.63%	-0.49%	-4.68%
ISBC	Investors Bancorp Inc	NJ	$10.38	$3,718.84	$0.36	$9.82	30.53x	105.68%	21.30%	108.59%	28.63x	$0.16	1.54%	29.07%	$17,457	20.16%	19.72%	0.85%	0.69%	6.69%	0.73%	7.02%
NFBK	Northfield Bancorp Inc.	NJ	$13.01	$690.04	$0.39	$12.23	34.24x	106.35%	25.65%	109.17%	33.72x	$0.28	2.15%	65.79%	$2,690	24.12%	23.65%	1.51%	0.77%	2.92%	0.78%	2.96%
OSHC	Ocean Shore Holding Co.	NJ	$14.70	$99.36	NA	$16.01	16.33x	91.82%	9.81%	98.39%	NM	$0.24	1.63%	26.67%	$1,013	10.68%	10.22%	0.97%	0.57%	5.57%	NA	NA
OCFC	OceanFirst Financial Corp.	NJ	$16.44	$281.85	$1.15	$12.59	16.78x	130.59%	12.10%	130.59%	14.26x	$0.48	2.92%	48.98%	$2,329	9.27%	9.27%	2.95%	0.73%	7.76%	0.86%	9.17%
ORIT	Oritani Financial Corp.	NJ	$14.91	$678.40	$0.94	$11.57	15.86x	128.90%	21.60%	128.90%	15.87x	$0.70	4.69%	101.06%	$3,140	16.76%	16.76%	0.69%	1.40%	7.80%	1.40%	7.79%
PFS	Provident Financial Services	NJ	$16.87	$1,094.67	$1.21	$17.28	14.54x	97.62%	12.96%	151.55%	13.95x	$0.60	3.56%	51.72%	$8,449	13.27%	8.89%	1.51%	0.89%	6.54%	0.93%	6.77%

Comparable Group
Averages			$18.09	$764.47	$1.20	$14.42	18.51x	120.63%	15.63%	132.96%	18.72x	$0.43	3.10%	100.43%	$4,958	13.35%	12.35%	1.20%	0.84%	6.90%	0.89%	7.32%
Medians			$13.01	$673.98	$0.65	$12.17	16.32x	113.69%	13.74%	130.59%	15.87x	$0.48	3.13%	56.82%	$4,589	12.65%	10.48%	1.09%	0.82%	6.54%	0.86%	6.77%

Comparable Group
BKMU	Bank Mutual Corp.	WI	$6.11	$284.48	$0.26	$6.14	23.50x	99.54%	12.19%	99.60%	23.26x	$0.16	2.62%	53.85%	$2,338	12.39%	12.38%	0.83%	0.51%	4.30%	0.52%	4.32%
CFFN	Capitol Federal Financial Inc	KS	$11.97	$1,700.18	$0.51	$10.53	23.47x	113.69%	18.87%	113.69%	23.47x	$0.30	2.51%	192.16%	$9,031	16.60%	16.60%	0.34%	0.81%	4.64%	0.81%	4.64%
DCOM	Dime Community Bancshares Inc.	NY	$15.03	$553.98	$1.15	$12.17	12.96x	123.51%	12.88%	141.00%	13.09x	$0.56	3.73%	48.28%	$4,302	10.43%	9.25%	0.51%	1.01%	9.56%	1.00%	9.47%
NFBK	Northfield Bancorp Inc.	NJ	$13.01	$690.04	$0.39	$12.23	34.24x	106.35%	25.65%	109.17%	33.72x	$0.28	2.15%	65.79%	$2,690	24.12%	23.65%	1.51%	0.77%	2.92%	0.78%	2.96%
NWBI	Northwest Bancshares, Inc.	PA	$12.33	$1,170.91	$0.65	$11.30	17.37x	109.16%	14.82%	131.13%	18.83x	$0.52	4.22%	228.17%	$7,902	13.57%	11.56%	1.92%	0.82%	5.82%	0.76%	5.36%
OCFC	OceanFirst Financial Corp.	NJ	$16.44	$281.85	$1.15	$12.59	16.78x	130.59%	12.10%	130.59%	14.26x	$0.48	2.92%	48.98%	$2,329	9.27%	9.27%	2.95%	0.73%	7.76%	0.86%	9.17%
ORIT	Oritani Financial Corp.	NJ	$14.91	$678.40	$0.94	$11.57	15.86x	128.90%	21.60%	128.90%	15.87x	$0.70	4.69%	101.06%	$3,140	16.76%	16.76%	0.69%	1.40%	7.80%	1.40%	7.79%
PFS	Provident Financial Services	NJ	$16.87	$1,094.67	$1.21	$17.28	14.54x	97.62%	12.96%	151.55%	13.95x	$0.60	3.56%	51.72%	$8,449	13.27%	8.89%	1.51%	0.89%	6.54%	0.93%	6.77%
TRST	TrustCo Bank Corp NY	NY	$6.66	$630.54	$0.45	$4.07	14.42x	163.75%	13.74%	163.99%	14.80x	$0.26	3.94%	56.82%	$4,589	8.39%	8.38%	1.26%	0.97%	12.01%	0.94%	11.70%
UBNK	United Financial Bancorp	CT	$12.76	$673.98	$0.57	$12.36	NM	103.25%	13.06%	127.77%	22.34x	$0.40	3.13%	250.00%	$5,159	12.65%	10.48%	0.62%	0.06%	0.49%	0.64%	4.95%
WSFS	WSFS Financial Corp.	DE	$72.86	$650.20	$5.89	$48.40	11.92x	150.53%	14.09%	165.17%	12.37x	$0.48	0.66%	7.86%	$4,613	9.36%	8.60%	1.09%	1.25%	14.05%	1.20%	13.41%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Financial information is as of or for the twelve months ended March 31, 2014.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

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120.63% and 132.96%, respectively, the Company’s ratios reflected discounts of 31.38% on a P/B basis and 31.12% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 113.69% and 130.59%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 27.19% and 29.87%, respectively. At the maximum of the range, the Company’s P/B and P/TB ratios equaled 87.64% and 96.15%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 27.35% and 27.69%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 22.91% and 26.37%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Company’s P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $943.5 million midpoint of the valuation range, the Company’s value equaled 22.71% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.63%, which implies a premium of 45.30% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 13.74%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 65.28%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, the two recently completed second-step offerings had an average forma price/tangible book ratio at closing of 105.60% (see Table 4.2). In comparison, the Company’s pro forma

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price/tangible book ratio at the midpoint value reflects an implied discount of 13.28%. The current average P/TB ratio of the two recent second-step conversions, based on closing stock prices as of August 8, 2014, equaled 108.92%. In comparison to the current P/TB ratio of the two recent second-step conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 15.92%. Among the two recent second-step conversion offerings, Meridian Bancorp’s second-step conversion offering was considered to be more comparable to the Company’s offering based on offering size and resulting pro forma market value. In comparison to Meridian Bancorp’s closing P/TB ratio of 102.70%, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied discount of 10.83%. In comparison to Meridian Bancorp’s current P/TB ratio of 109.25%, the Company’s P/TB ratio at the midpoint value reflects an implied discount 16.17%. Comparative pre-conversion financial data for Meridian Bancorp has been included in the Chapter III tables and show that, in comparison to Kearny Financial, Meridian Bancorp maintained a lower tangible equity-to-assets ratio (8.78% versus 10.98% for Kearny Financial), a higher return on average assets (0.62% versus 0.31% for Kearny Financial) and a higher ratio of non-performing assets as a percent of assets (1.75% versus 0.77% for Kearny Financial).

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 8, 2014, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; (2) exchange shares issued to existing public shareholders of the Company; and (3) shares issued to the Foundation - was $943,503,710 at the midpoint, equal to 94,350,371 shares at a per share value of $10.00. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

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	Total Shares	Offering Shares	Exchange Shares Issued to Public Shareholders	Foundation Shares	Exchange Ratio
Shares
Maximum	108,427,927	83,375,000	24,552,927	500,000	1.6040
Midpoint	94,350,371	72,500,000	21,350,371	500,000	1.3948
Minimum	80,272,815	61,625,000	18,147,815	500,000	1.1855

Distribution of Shares
Maximum	100.00%	76.89%	22.65%	0.46%
Midpoint	100.00%	76.84%	22.63%	0.53%
Minimum	100.00%	76.77%	22.61%	0.62%

Aggregate Market Value at $10 per share
Maximum	$1,084,279,270	$833,750,000	$245,529,270	$5,000,000
Midpoint	$943,503,710	$725,000,000	$213,503,710	$5,000,000
Minimum	$802,728,150	$616,250,000	$181,478,150	$5,000,000

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and KRNY have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.3948 shares of the Company’s stock for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.1855 at the minimum and 1.6040 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.